Filed pursuant to Rule 424(b)(3)

Registration No. 333-179460

PROSPECTUS SUPPLEMENT NO. 54
to Prospectus declared
effective on May 10, 2012
(Registration No. 333-179460)
TWIN CITIES POWER HOLDINGS, LLC

This Prospectus Supplement No. 54 supplements our Prospectus declared effective May 10, 2012, as previously supplemented on May 10, 2012, May 16, 2012, May 25, 2012, May 29, 2012, June 1, 2012, June 14, 2012, June 25, 2012, June 29, 2012, July 10, 2012, August 14, 2012, August 31, 2012, September 20, 2012, October 12, 2012, November 2, 2012, November 14, 2012, December 20, 2012, December 31, 2012, January 8, 2013, March 1, 2013, March 18, 2013, March 29, 2013, April 1, 2013, May 2, 2013, May 15, 2013, May 31, 2013, June 10, 2013, June 17, 2013, June 19, 2013, June 20, 2013, August 14, 2013, August 16, 2013, August 26, 2013, September 11, 2013, November 1, 2013, November 14, 2013, December 10, 2013, December 31, 2013, March 17, 2014, March 26, 2014, March 28, 2014, April 8, 2014, May 9, 2014, May 15, 2014, May 19, 2014, May 29, 2014, June 16, 2014, July 3, 2014, August 13, 2014, August 25, 2014, October 17, 2014, and November 6, 2014 (collectively, the “Prospectus”).

You should read this Prospectus Supplement No. 54 together with the Prospectus.

This Prospectus Supplement No. 54 includes the attached Current Report on Form 8-K of Twin Cities Power Holdings, LLC as filed by us with the Securities and Exchange Commission on November 7, 2014.

The notes can only be purchased by residents of: California, Colorado, Connecticut, Delaware, Florida, Georgia, Illinois, Indiana, Kansas, Michigan, Minnesota, Mississippi, Missouri, New Jersey, New Mexico, New York, Pennsylvania, South Dakota, Texas, Utah, Vermont, and Wisconsin. No offer is made by this prospectus supplement to residents of any other state. See the section of the Prospectus, “Notices to Investors of Certain States and Suitability Standards,” for additional details.

The information contained herein, including the information attached hereto, supplements and supersedes, in part, the information contained in the Prospectus.  This Prospectus Supplement No. 54 should be read in conjunction with the Prospectus, and is qualified by reference to the Prospectus except to the extent that the information in this Prospectus Supplement No. 54 supersedes the information contained in the Prospectus.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT.  ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this Prospectus Supplement No. 54 is November 7, 2014.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

____________

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)	October 14, 2014

TWIN CITIES POWER HOLDINGS, LLC
(Exact Name of Registrant as Specified in Charter)

Minnesota	333-179460	27-1658449
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

16233 Kenyon Ave., Suite 210, Lakeville, Minnesota	55044
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code	(952) 241-3103

n/a
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

On October 14, 2014, a first-tier subsidiary of Twin Cities Power Holdings, LLC (the “Company”), Retail Energy Holdings, L.L.C. (“REH”) and its wholly-owned subsidiaries, Town Square Energy, LLC, (“TSE”), and Discount Energy Group, LLC (“DEG,” and collectively with REH and TSE, the “Borrowers”), entered into a Credit Agreement with the Toronto, Ontario branch of Maple Bank GmbH (“Maple Bank”), expiring October 31, 2016 (the “Maple Agreement”). Contemporaneously with the Maple Agreement, the Company executed and delivered a Guaranty to Maple Bank (the “Guaranty”), whereby the Company irrevocably, unconditionally, and absolutely guarantees (as primary obligor) to Maple Bank the performance of all the obligations of the Borrowers under the Maple Agreement. The Maple Agreement provides the Company’s retail energy services businesses with a revolving line of credit of up to $5,000,000 in committed amount secured by a first position security interest in all of the assets of the Borrowers, a pledge of the equity of such companies by the Company, and certain guarantees. Availability of loans is keyed to advance rates against certain eligible receivables. Any loans outstanding bear interest at an annual rate equal to 3 month LIBOR, subject to a floor of 0.50%, plus a margin of 6.00%. In addition, the Borrowers are obligated to pay an annual fee of 1.00% of the committed amount on a monthly basis and a monthly non-use fee of 1.00% of the difference between the committed amount and the average daily principal balance of any outstanding loans. The Borrowers are also subject to customary reporting, and affirmative and negative covenants. On October 14, 2014, REH drew down $800,000 from this line of credit and this amount had been repaid in full by October 27, 2014.

The foregoing description of the Maple Agreement and the Guaranty is qualified in its entirety by reference to the full text of the Maple Agreement and the Guaranty, which are attached to this Current Report on Form 8-K as Exhibit 10.1 and Exhibit 10.2, and are incorporated herein by reference.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information set forth under Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits

10.1	Credit Agreement among Retail Energy Holdings, L.L.C., Town Square Energy, LLC, Discount Energy Group, LLC, as Borrowers, and Maple Bank GmbH, acting through its Maple Bank Toronto Branch, as Lender, dated October 14, 2014.
10.2	Guaranty of Twin Cities Power Holdings, LLC for the benefit of Maple Bank GmbH, acting through its Maple Bank Toronto Branch, dated October 14, 2014.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 7, 2014	By	/s/ Wiley H. Sharp III
Wiley H. Sharp III
	Its	Vice President – Finance and Chief Financial Officer

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Exhibit 10.1

CREDIT AGREEMENT

Dated as of October 14, 2014

among

RETAIL ENERGY HOLDINGS L.L.C., a Minnesota limited liability company

TOWN SQUARE ENERGY, LLC, a Delaware limited liability company

DISCOUNT ENERGY GROUP, LLC, a Delaware limited liability company as Borrowers,

and

MAPLE BANK GMBH, acting through its Maple Bank Toronto Branch as Lender

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ARTICLE V. REPRESENTATIONS AND WARRANTIES		26
5.01.	Existence, Qualification and Power	26
5.02.	Authorization; No Contravention	26
5.03.	Governmental Authorization; Other Consents	26
5.04.	Binding Effect	27
5.05.	Financial Statements; No Material Adverse Effect	27
5.06.	Litigation	27
5.07.	No Default	27
5.08.	Ownership of Property; Liens	27
5.09.	Environmental Compliance	28
5.10.	Insurance	28
5.11.	Taxes	28
5.12.	ERISA Compliance	28
5.13.	Subsidiaries; Equity Interests	29
5.14.	Margin Regulations; Investment Company Act	29
5.15.	Disclosure	29
5.16.	Compliance with Laws	29
5.17.	Taxpayer Identification Number	29
5.18.	Intellectual Property; Licenses, Etc	29
5.19.	OFAC	30
5.20.	Solvency of the Loan Parties	30
5.21.	Management Services Agreement	30
ARTICLE VI. AFFIRMATIVE COVENANTS		30
6.01.	Financial Reporting	30
6.02.	Notices	31
6.03.	Payment of Material Obligations	31
6.04.	Preservation of Existence, Etc	32
6.05.	Maintenance of Properties	32
6.06.	Maintenance of Insurance	32
6.07.	Compliance with Laws	32
6.08.	Books and Records	32
6.09.	Inspection Rights	32
6.10.	Use of Proceeds	33
6.11.	Approvals and Authorizations	33
6.12.	Additional Borrowers	33
6.13.	Energy Regulatory Compliance	33
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6.14.	Industry Standards	33
6.15.	Account Monitoring	33
6.16.	Additional Documents and Further Actions	33
6.17.	Depository Relationship	33
6.18.	Credit and Risk Management Policy	34
6.19.	Excess Availability	34
6.20.	Addition of New Utility Obligors	34
ARTICLE VII. NEGATIVE COVENANTS		34
7.01.	Liens	34
7.02.	Investments	35
7.03.	Indebtedness	36
7.04.	Fundamental Changes	36
7.05.	Dispositions	37
7.06.	Restricted Payments	37
7.07.	Change in Nature of Business	38
7.08.	Transactions with Affiliates	38
7.09.	Burdensome Agreements	38
7.10.	Use of Proceeds	38
7.11.	Reserved	38
7.12.	Sanctions	39
7.13.	Third Party Arrangement	39
ARTICLE VIII. EVENTS OF DEFAULT AND REMEDIES; ADJUSTMENTS TO THE BORROWING BASE		39
8.01.	Events of Default	40
8.02.	Remedies Upon Event of Default	41
8.03.	Application of Funds	42
8.04.	Adjustments to the Borrowing Base	42
ARTICLE IX. CROSS-GUARANTY		42
9.01.	The Cross-Guaranty	42
9.02.	Bankruptcy	43
9.03.	Nature of Liability	43
9.04.	Independent Obligation	43
9.05.	Authorization	43
9.06.	Reliance	43
9.07.	Waiver; Subrogation	43
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9.08.	Books and Records	44
ARTICLE X. MISCELLANEOUS		45
10.01.	Amendments, Etc	45
10.02.	Notices; Effectiveness; Electronic Communication	45
10.03.	No Waiver; Cumulative Remedies; Enforcement	45
10.04.	Expenses; Indemnity; Damage Waiver	46
10.05.	Payments Set Aside	47
10.06.	Successors and Assigns	47
10.07.	Treatment of Certain Information; Confidentiality	47
10.08.	Right of Setoff	48
10.09.	Interest Rate Limitation	48
10.10.	Counterparts; Integration; Effectiveness	48
10.11.	Survival of Representations and Warranties	48
10.12.	Severability	49
10.13.	Governing Law; Jurisdiction; Etc	49
10.14.	Waiver of Jury Trial	50
10.15.	No Advisory or Fiduciary Responsibility	50
10.16.	USA PATRIOT Act	50
10.17.	Termination of Loan Documents	51

SCHEDULES

1.01	Utility Obligors; Applicable Margin
5.06	Litigation
5.13	Subsidiaries; Other Equity Investments
7.01	Existing Liens
7.03	Existing Indebtedness
10.02	Certain Addresses for Notices

EXHIBITS

Form of
A	Borrowing Base Certificate
B	Committed Loan Notice
C	Payment Direction Letter

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CREDIT AGREEMENT

This CREDIT AGREEMENT (“Agreement”) is entered into as of October 14, 2014, among RETAIL ENERGY HOLDINGS L.L.C., a Minnesota limited liability company (“REH”), TOWN SQUARE ENERGY, LLC, a Delaware limited liability company (“TSE”), DISCOUNT ENERGY GROUP, LLC, a Delaware limited liability company (“DEG”; and together with REH and TSE, each a “Borrower” and collectively, the “Borrowers”), jointly and severally, and certain Affiliates from time to time party hereto, and MAPLE BANK GMBH, acting through its Maple Bank Toronto Branch (together with its successors and assigns, the “Lender”).

Borrowers have requested that Lender provide certain financial accommodations to Borrowers, and Lender is willing to do so on the terms and conditions set forth herein.

In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I. DEFINITIONS AND ACCOUNTING TERMS

1.01. Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:

“Account” as defined in the Uniform Commercial Code.

“Account Debtor” as defined in the Uniform Commercial Code.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by, or is under common Control with the Person specified. Unless otherwise specified, any reference to an Affiliate or Affiliates herein shall mean and refer to an Affiliate or Affiliates of the Borrowers.

“Agreement” means this Credit Agreement.

“Applicable Margin” means Six percent (6.00%) per annum, subject to adjustment by Lender in its reasonable discretion in connection with any adverse change in the ratings of any Utility Obligor.

“Assignment Agreements” means, collectively, each collateral assignment of Purchase of Receivables Agreement by and among the applicable Borrower, Lender and the applicable Utility Obligor.

“Audited Financial Statements” means the audited balance sheets of the Guarantor and segment information for the Borrowers for the fiscal year ended December 31, 2013, and the related statements of income or operations, shareholders’ equity and cash flows for such fiscal year of the Guarantor, including any notes thereto.

“Availability Period” means the period from and including the Closing Date to the earlier of (a) Maturity Date, and (b) the date of termination of the Commitment pursuant to Section 2.10 or Section 8.02.

“Billed Receivables” means Eligible Receivables specifically arising from the sale of electric generation by a Borrower to end users, which sales have been reflected in an energy meter and have been entered on consolidated and/or dual bills delivered to such end users.

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“Blocked Account Agreement” means a deposit account control agreement among one or more Borrowers, the depository institution with whom a Borrower account is established (which may or may not be Lender), and Lender, whereby the applicable Borrower(s) grant(s) Lender exclusive dominion and control over such account.

“Borrower” and “Borrowers” have the respective meanings specified in the introductory paragraph hereto.

“Borrowing” means a borrowing of Revolving Loan proceeds by any Borrower under Article II of this Agreement.

“Borrowing Base” means, as of any date, the sum of (a) up to ninety-two percent (92%) of Billed Receivables, and (b) seventy-five percent (75%) of Unbilled Receivables, in each case, as set forth in the most recent Borrowing Base Certificate delivered to Lender in accordance with Section 2.02 or Section 6.01(h), less such other reserves as Lender may establish from time to time in its sole discretion, and subject to any adjustments to the advance rates and any limits on advances to be made against the receivables of any particular Utility Obligor made by Lender in accordance with this Agreement or any other Loan Document.

“Borrowing Base Certificate” means a certificate in substantially the form of Exhibit A hereto, or in another form acceptable to Lender, which is to be delivered to Lender in accordance with Sections 2.02 or 6.01(h) hereof, and which in each case shall be signed by a Responsible Officer that is a party to the Validity Guaranty.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in Province of Ontario.

“Capital Expenditures” means, with respect to any Person for any period, any expenditure that, in conformity with GAAP, is required to be capitalized and reflected in the property, plant and equipment or similar fixed or capital asset on the consolidated balance sheet of the Borrowers (excluding normal replacements and maintenance which are properly charged to current operations).

“Cash Equivalents” means any of the following types of Investments, to the extent owned by any Borrower free and clear of all Liens (other than Permitted Liens):

(a) readily marketable obligations issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof having maturities of not more than 365 days from the date of acquisition thereof; provided that the full faith and credit of the United States of America is pledged in support thereof;

(b) time deposits and demand deposits with, or insured certificates of deposit or bankers’ acceptances or notes of, any commercial bank that (i) is organized under the laws of the United States of America, any state thereof or the District of Columbia or is the principal banking subsidiary of a bank holding company organized under the laws of the United States of America, any state thereof or the District of Columbia, (ii) issues (or the parent of which issues) commercial paper rated as described in clause (c) of this definition and (iii) has combined capital and surplus of at least $200,000,000, in each case with maturities of not more than 360 days from the date of acquisition thereof;

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(c) commercial paper, demand notes, master notes, promissory notes or other short-term debt obligations issued by any Person organized under the laws of any state of the United States of America and rated at least “Prime-1” (or the then equivalent grade) by Moody’s Investors Service, Inc. and any successor thereto (“Moody’s”) or at least “A-1” (or the then equivalent grade) by Standard & Poor’s Financial Services LLC, a subsidiary of The McGraw-Hill Companies, Inc. and any successor thereto (“S&P”), in each case with maturities of not more than 360 days from the date of acquisition thereof; and

(d) Investments, classified in accordance with GAAP as current assets of any Borrower in money market investment programs which are administered by financial institutions that have the highest rating obtainable from either Moody’s or S&P, and the portfolios of which are limited solely to Investments of the character, quality and maturity described in clauses (a), (b) and (c) of this definition.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Change of Control” means an event or series of events by which any of the following occurs: (i) Guarantor ceases to own and control one hundred percent (100%) of the Equity Interest of REH or (ii) REH ceases to own and control one hundred percent (100%) of the Equity Interests of TSE and DEG.

“Closing Date” means the first date all the conditions precedent in Section 4.01 are satisfied or waived in accordance with Section 10.01.

“Code” means the Internal Revenue Code of 1986.

“Collateral” has the meaning set forth in the Security Agreement.

“Collection Account” means each of the deposit accounts established at the Collection Account Bank pursuant to Section 4.01(a)(iii) for purposes of receiving the proceeds of all Receivables, including, without limitation, all Eligible Receivables, which deposit accounts shall be in the name of one or more Borrowers, but subject to the dominion and control of Lender pursuant to a Blocked Account Agreement.

“Collection Account Bank” means, Wells Fargo Bank N.A.

“Commitment” means, Lender’s obligation to make Revolving Loans to the Borrowers pursuant to Section 2.01, in an aggregate principal amount not to exceed the Revolving Commitment Amount.

“Committed Loan Notice” means a notice of a Borrowing which shall be substantially in the form of Exhibit B attached hereto.

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“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. Sec. 1 et seq.), as amended from time to time, and any successor statute.

“Concentration Account” means and refers to the account from time to time specified by Lender (by five days’ prior written notice thereof to Borrower) as the account into which all transfers are to be made from the Collection Accounts in accordance with Section 2.07.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Control Agreement” means each deposit account control agreement among one or more Borrowers, the depository institution with whom a Borrower deposit account is established (which may or may not be Lender), and Lender, whereby the applicable Borrower(s) grant(s) Lender dominion and control over such account upon the occurrence of an Event of Default and notice thereof to such depository institution.

“Credit and Risk Management Policy” means one or more duly adopted policies of the Borrowers that (a) restricts enrollment of retail end-use customers that do not qualify for participation in the Purchase of Receivables Agreement and related applicable program of any Utility Obligor; (b) requires the Borrowers’ commodity risk be hedged with a portfolio of short and long-term supply contracts, swap and derivative products designed to minimize commodity risk to the extent possible; and (c) restricts the Borrowers from entering into speculative, unhedged or otherwise risky wholesale commodity swaps and derivatives transactions.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect, and all regulations promulgated thereunder.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means an interest rate equal to (a) the LIBOR Rate plus (b) the Applicable Margin, plus (c) 3% per annum.

“Designated Jurisdiction” means any country or territory to the extent that such country or territory itself is the subject of any Sanction.

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction) of any property by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

“Dollar” and “$” mean lawful money of the United States.

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“Eligible Receivables” means all Accounts due exclusively from an investment-grade Utility Obligor to a Borrower pursuant to a Purchase of Receivables Agreement that: (i) are generated and held by such Borrower in the ordinary course of its business, (ii) are not the subject of any dispute with respect to the Accounts or the delivery of energy giving rise to such Accounts, (iii) are free from any Liens, (iv) have not previously been pledged, sold, assigned, transferred or encumbered to any Person, (v) have been acknowledged in writing by the Utility Obligor obligated on each such Account, (vi) are not subject to any discounts, rebates, offsets, or adjustments (other than Permitted Charge-Offs), (vii) are not owed by a Utility Obligor that is insolvent or is the subject of a proceeding under any Debtor Relief Law, (viii) are not five (5) or more days past-due; (ix) do not represent amounts owing from the Utility Obligor’s end-user that are (a) more than 90 days past due with respect Billed Receivables, or (b) arose more than 60 days after the end user’s last meter reading with respect to Unbilled Receivables, and (xii) Lender has not determined are otherwise ineligible.

“Environmental Laws” means any and all Federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of any Borrower directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means, with respect to any Person, all of the shares of capital stock of or other ownership or profit interests (other than royalty and similar profit interests such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests (other than royalty and similar profit interests) in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“Equity Pledge Agreement” means that certain Equity Pledge Agreement of even date herewith among the Guarantor, Borrowers and Lender, whereby Guarantor and REH each pledge to Lender as additional collateral for the payment and performance of the Obligations, all of the Guarantor’s Equity Interests in REH and all of REH’s Equity Interests in TSE and DEG, which Equity Interests in the aggregate, shall constitute one hundred percent (100%) of the issued and outstanding Equity Interests of the Borrowers on a fully-diluted basis.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

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“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with any Borrower within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) the withdrawal of any Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which such entity was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by any Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Pension Plan amendment as a termination under Section 4041 or 4041A of ERISA; (e) the institution by the PBGC of proceedings to terminate a Pension Plan; (f) any event or condition which allows under Section 4042 of ERISA for the institution of proceedings to terminate, or for the appointment of a trustee to administer, any Pension Plan; (g) the determination that any Pension Plan is considered an at-risk plan or a plan in endangered or critical status within the meaning of Sections 430, 431 and 432 of the Code or Sections 303, 304 and 305 of ERISA; or (h) the imposition of any liability for failure to comply with Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon any Borrower or any ERISA Affiliate.

“Event of Default” has the meaning specified in Section 8.01.

“Excess Availability” means, as of any date of determination, the difference between (a) the lesser of (i) the Borrowing Base (as determined by the most recent Borrowing Base Certificate delivered to and approved by Lender), and (ii) the Revolving Commitment Amount, minus (b) the aggregate outstanding principal balance of the Revolving Loans as of such date.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to any Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, imposed as a result of such Recipient being organized under the laws of, or having its principal office located in the jurisdiction imposing such Tax (or any political subdivision thereof) or (b) in the case of Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of Lender with respect to a Revolving Loan or Commitment pursuant to a law in effect on the date hereof, or with respect to any assignees of Lender, on the date on which such assignee becomes a Lender hereunder, and (c) any U.S. federal withholding Taxes imposed pursuant to FATCA.

“Facility Termination Date” means the date as of which all of the following shall have occurred: (a) Lender’s Commitment has terminated, and (b) all Obligations have been paid in full (other than contingent indemnification and contingent expense obligations for which no claim has been asserted).

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471 (b) (1) of the Code.

“Floor Amount” means Five Thousand and 00/100 Dollars ($5,000.00).

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“FERC” has the meaning specified in Section 4.01(a)(vii).

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“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guarantee” means, as to any Person, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.

“Guaranty” means, that certain guaranty of payment of even date herewith given by Guarantor in favor of Lender, in its original form and as amended, restated or reaffirmed from time to time.

“Guarantor” means Twin Cities Power Holdings, LLC, a Minnesota limited liability company.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a) all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

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(b) all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments;

(c) net obligations of such Person under any Swap Contract;

(d) all obligations of such Person to pay the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business);

(e) indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(f) capital leases and Synthetic Lease Obligations;

(g) all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Equity Interest in such Person or any other Person, valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends, other than any obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Equity Interest in such Person in connection with any compensation plan provided to employees, officers, directors or other service providers; and

(h) all Guarantees of such Person in respect of any of the foregoing.

For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless and to the extent such Indebtedness is expressly made non-recourse to such Person. The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Borrower under any Loan Document and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Indemnitees” has the meaning specified in Section 10.04(b).

“Information” has the meaning specified in Section 10.07.

“Interest Period” means, the three-month period commencing on the first (1st) day of each January, April, July and October; provided that the initial Interest Period hereunder shall be the period from the Closing Date until December 31, 2014.

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“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of capital stock or other securities of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person and any arrangement pursuant to which the investor Guarantees Indebtedness of such other Person, or (c) the purchase or other acquisition of a portfolio of customer contracts. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

“IRS” means the United States Internal Revenue Service.

“ISO” has the meaning specified in Section 4.01(a)(vii).

“Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, tariffs, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“Lender” has the meaning specified in the introductory paragraph hereto.

“LIBOR Rate” means, for each Interest Period, the rate per annum equal to (i) the interest rate for deposits in U.S. Dollars for such Interest Period, as it appears on the Wall Street Journal Money Rates page (currently available at http://online.wsj.com/mdc/public/page/2_3020-libor.html) (or any successor or substitute page thereof, or any successor to or substitute for such publication, as reasonably determined by Lender from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market) at approximately 11:00 a.m., London time, on the last Business Day prior to the commencement of such Interest Period, or (ii) if such rate is not available at such time for any reason, the rate per annum reasonably determined by Lender to be the rate at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the applicable LIBOR Rate Loan and with term equal to the Interest Period would be offered to major banks in the London interbank LIBOR market at approximately 11:00 a.m. (London time) two Business Days prior to the commencement of such Interest Period; provided that, in no event shall the LIBOR Rate be less than one-half of one percent (0.50%).

“LIBOR Rate Loan” means and refers to any Revolving Loan that bears interest at a rate based on the LIBOR Rate.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or preferential arrangement in the nature of a security interest (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing).

“Loan Documents” means this Agreement, the Note, the Equity Pledge Agreement, the Security Agreement, the Guaranty, each Blocked Account Agreement, each Control Agreement, the Assignment Agreements and all other documents given to evidence, secure or guaranty the Revolving Loans.

“Loan Parties” means, collectively, each Borrower and Guarantor.

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“Management Services Agreement” means, that certain Management and Services Agreement, dated as of March 30, 2012 but effective as of January 1, 2012, by and among Guarantor and certain Subsidiaries of Guarantor, as amended by that certain Amendment No. 1 to Management and Services Agreement dated as of October 23, 2013, by and between Guarantor and a Subsidiary of Guarantor, as further amended by that certain Amendment No. 1 to Management and Services Agreement dated as of October 25, 2013, by and between Guarantor and REH.

“Material Adverse Effect” mean (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties, liabilities (actual or contingent), condition (financial or otherwise) of any Borrower, and; (b) a material impairment of the rights and remedies of Lender under any loan documentation, or of the ability of the Loan Parties, taken as a whole, to perform their respective obligations under any Loan Document to which they are a party; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against any Loan Party of any Loan Document to which it is a party.

“Material Contracts” means, collectively, each Purchase of Receivables Agreement, each Supply Agreement and each contract for the purchase of electricity and each other agreement to which any Borrower is a party and which, if breached or terminated, could reasonably be expected to result in a Material Adverse Effect.

“Maturity Date” means, October 31, 2016; provided, however, that if such date is not a Business Day, the Maturity Date shall be the next succeeding Business Day.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which any Borrower or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

“Multiple Employer Plan” means a Plan which has two or more contributing sponsors (including any Borrower or any ERISA Affiliate) at least two of whom are not under common control, as such a plan is described in Section 4064 of ERISA.

“Net Cash Proceeds” means, with respect to any Disposition, the aggregate cash payments received by the applicable Borrower from such Disposition, net of: (i) direct expenses of such Disposition reasonably acceptable to Lender, (ii) Taxes paid or payable in cash as a result of such Disposition (which for purposes hereof shall be assumed to be the then-highest capital gains rate applicable to such Borrower), and (iii) escrowed cash amounts (provided that such escrowed cash amounts shall, to the extent later released to a Borrower, be immediately paid over to Lender and applied towards the Obligations).

“Note” has the meaning set forth in Section 2.12.

“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Revolving Loan, in each case whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.

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“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document.

“Out-of-Formula Advances” means, on any day, the amount by which (i) the outstanding principal balance of all Revolving Loans exceeds (ii) the lesser of (A) the Borrowing Base and (B) the Revolving Commitment Amount.

“Participant” has the meaning specified in Section 10.06(b).

“Payment Direction Letter” means a letter agreement from a Borrower to, and acknowledged by, a Utility Obligor, in substantially the form of Exhibit C hereto, or in another form acceptable to Lender in its sole discretion.

“PBGC” means the Pension Benefit Guaranty Corporation. “Pension Act” means the Pension Protection Act of 2006.

“Pension Funding Rules” means the rules of the Code and ERISA regarding minimum required contributions (including any installment payment thereof) to Pension Plans and set forth in, with respect to plan years ending prior to the effective date of the Pension Act, Section 412 of the Code and Section 302 of ERISA, each as in effect prior to the Pension Act and, thereafter, Section 412, 430, 431, 432 and 436 of the Code and Sections 302, 303, 304 and 305 of ERISA.

“Pension Plan” means any employee pension benefit plan (including a Multiple Employer Plan but excluding any Multiemployer Plan) that is maintained or is contributed to by any Borrower and any ERISA Affiliate and is either covered by Title IV of ERISA or is subject to the minimum funding standards under Section 412 of the Code.

“Permitted Acquisitions” has the meaning specified in Section 7.02(i).

“Permitted Charge-Offs” means discounts charged on purchases of Accounts and other specific offsets permitted under a Purchase of Receivables Agreement.

“Permitted Liens” has the meaning set forth in Section 7.01.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

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“Plan” means any employee benefit plan within the meaning of Section 3(3) of ERISA (including a Pension Plan but excluding any Multiemployer Plan), maintained for employees of any Borrower or any ERISA Affiliate or any such Plan to which any Borrower or any ERISA Affiliate is required to contribute on behalf of any of its employees.

“Purchase of Receivables Agreement” means each agreement providing for the consolidated or dual billing and purchase of receivables between a Borrower and a Utility Obligor, which agreement shall be in form and substance acceptable to Lender in its sole discretion, including written agreements and/or tariff arrangements in which Borrower is entitled to purchase receivables services from a Utility Obligor by enrolling for such services.

“Receivables” means all Accounts owed to a Borrower from a Utility Obligor pursuant to a Purchase of Receivables Agreement, or otherwise, including, without limitation, all Eligible Receivables.

“Recipient” means Lender, or any other recipient of any payment to be made by or on account of any obligation of any Loan Party hereunder.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30 day notice period has been waived.

“Responsible Officer” means the chief executive officer, president, vice president, chief financial officer, treasurer, assistant treasurer, controller, director or manager of a Loan Party and solely for purposes of the delivery of incumbency certificates pursuant to Section 4.01, the secretary, any assistant secretary or any director of a Loan Party. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any capital stock or other Equity Interest of any Borrower, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such capital stock or other Equity Interest, or on account of any return of capital to any Borrower’s stockholders, partners or members (or the equivalent Persons thereof).

“Revolving Loan” means any advance or other extension of credit by Lender to or on behalf of any Borrower in accordance with Article 2 of this Agreement.

“Revolving Commitment Amount” means Five Million and 00/100 Dollars ($5,000,000.00).

“Sanction(s)” means any international economic sanction administered or enforced by the United States Government (including without limitation, OFAC) or other relevant sanctions authority.

“Security Agreement” means that certain Security Agreement of even date herewith, made by the Borrowers in favor of Lender.

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“Settlement Date” means, the second (2nd) Business Day of each calendar month, commencing on November 2, 2014, and continuing through and including the month in which the Maturity Date occurs, and the Maturity Date.

“Solvent” means, with respect to any Person on any date of determination, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature, (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital, and (e) such Person is able to pay its debts and liabilities, contingent obligations and other commitments as they mature in the ordinary course of business. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or the Subsidiaries of the Borrowers (or if applicable, a particular Borrower).

“Supply Agreement” means an agreement by and between a Borrower, on the one hand, and a Utility Obligor on the other hand, setting forth the terms and conditions under which such Borrower may act as a competitive retail supplier of electricity transmitted and/or distributed by such Utility Obligor.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity futures, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

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“Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“UCC” or “Uniform Commercial Code” means the Uniform Commercial Code as in effect from time to time in the State of New York; provided, however, that if a term is defined in Article 9 of the Uniform Commercial Code differently than in another Article thereof, the term shall have the meaning set forth in Article 9; provided further that, if by reason of mandatory provisions of law, perfection, or the effect of perfection or non-perfection, or priority of a security interest in any Collateral or the availability of any remedy hereunder is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, “Uniform Commercial Code” means the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such perfection or effect of perfection or non-perfection, or priority, or availability of such remedy, as the case may be.

“United States” and “U.S.” mean the United States of America.

“Unbilled Receivables” means Eligible Receivables arising from the sale of electric generation by a Borrower to end users, for which Borrowers deliver evidence satisfactory to Lender that such electric generation has been delivered to the applicable end user). For the avoidance of doubt, when an Eligible Receivable is included on a consolidated and/or dual bill delivered to an end user, such Eligible Receivable shall become a Billed Receivable and shall no longer be considered an Unbilled Receivable.

“Utility Obligor” means the host utility that is billing a Borrower’s customers in its service territory and has purchased such Borrower’s receivables pursuant to a Purchase of Receivables Agreement, and that is designated as such on Schedule 1.01, as such schedule is amended from time to time in accordance with Section 10.01.

“Validity Guaranty” means that certain Validity Guaranty of even date herewith, made by certain Responsible Officers of the Borrowers, as such guaranty may be amended, restated or reaffirmed from time to time.

“Variation” means, for any given period of measurement, (a) with respect to the conversion of Unbilled Receivables to Billed Receivables, the amount, expressed as a percentage, by which Unbilled Receivables for any Utility Obligor during such period, when converted to Billed Receivables, exceeds such Billed Receivables, and (b) with respect to Billed Receivables that are ultimately collected by the Utility Obligor, the amount, expressed as a percentage, by which (i) Billed Receivables plus any associated ESCO Fees for any Utility Obligor during such period, exceeds (ii) amounts collected by the applicable Utility Obligor on the Accounts that give rise to such Billed Receivables.

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1.02. Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a) The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “hereto,” “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law or regulation herein shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law, and shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and, unless the context requires otherwise, shall include without limitation, any applicable decision of any competent court or other judicial body, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

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(b) The “winding-up,” “dissolution,” “bankruptcy” or “administration” of a person shall be construed so as to include the seeking of liquidation, winding-up, bankruptcy, reorganization, dissolution, administration, adjustment, protection from creditors or relief of debtors or any proceedings equivalent or analogous to any of the foregoing under the law of the jurisdiction in which such person is incorporated or resides, as applicable, or any jurisdiction in which such person carries on business.

(c) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(d) Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

1.03. Accounting Terms.

(a) Generally. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein. Notwithstanding the foregoing, for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, Indebtedness of the Borrowers shall be deemed to be carried at 100% of the outstanding principal amount thereof.

(b) Changes in GAAP. If at any time any change in GAAP (including the adoption of IFRS) would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either any Borrower or Lender shall so request, Lender and the Borrowers shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to Lender’s approval); provided that, until so amended, (A) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (B) Borrowers shall (C) provide to Lender financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

1.04. Rounding. Any ratios or percentages to be determined pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio or percentage is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.05. Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern Time (daylight or standard, as applicable).

1.06. Borrower Representative. Each Borrower hereby designates REH as its representative and agent on its behalf (in such capacity, the “Borrower Representative”) for the purposes of selecting giving Committed Loan Notices and giving and receiving all other notices and consents hereunder or under any of the other Loan Documents and taking all other actions (including in respect of compliance with covenants) on behalf of any Borrower or Borrowers under the Loan Documents. REH hereby accepts such appointment. Lender may regard any notice or other communication pursuant to any Loan Document from the Borrower Representative as a notice or communication from all Borrowers, and may give any notice or communication required or permitted to be given to any Borrower or all Borrowers hereunder to the Borrower Representative on behalf of such Borrower or all Borrowers. Each Borrower agrees that each notice, election, representation and warranty, covenant, agreement and undertaking made on its behalf by the Borrower Representative shall be deemed for all purposes to have been made by such Borrower and shall be binding upon and enforceable against such Borrower to the same extent as if the same had been made directly by such Borrower.

ARTICLE II. THE REVOLVING LOANS

2.01. Committed Loans. Subject to the terms and conditions set forth herein, Lender agrees to make loans (each such loan, a “Revolving Loan”) to the Borrowers (jointly and severally) from time to time, on any Business Day during the Availability Period, in an aggregate amount not to exceed the lesser of (a) the Revolving Commitment and (b) the Borrowing Base. Amounts borrowed under this Section 2.01 and repaid under Section 2.04 or Section 2.06(b) or (c) may be re-borrowed during the Availability Period.

2.02. Borrowings of Revolving Loans. Each Borrowing (other than a Borrowing made pursuant to the last paragraph of Section 2.06(c)) shall be made upon a Borrower’s irrevocable notice to Lender in the form of a Committed Loan Notice. Each such notice must be received by Lender not later than 12:00 pm, two (2) Business Days prior to the requested date of any Borrowing. Each Committed Loan Notice shall be accompanied by a completed Borrowing Base Certificate, duly executed by a Responsible Officer that is a party to the Validity Guaranty, and shall specify (i) the requested date of the Borrowing (which shall be a Business Day), and (ii) the principal amount of the Borrowing being requested, and shall be accompanied by supporting information reasonably acceptable to Lender.

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2.03. Procedures for Borrowings. Each Committed Loan Notice delivered to Lender in accordance with Section 2.02 shall be deemed a representation by the Borrowers that the conditions specified in Article IV have been and will continue to be satisfied. Upon receipt of a Committed Loan Notice, and provided that all conditions precedent to a Borrowing hereunder have been satisfied, Lender will make the requested Revolving Loan(s) available to the Borrowers by disbursing such amounts to the account or accounts specified in the corresponding Committed Loan Notice, no later than 3:00 pm on the date of the requested Borrowing.

2.04. Optional Prepayments. The Borrowers may voluntarily prepay all or any portion of the Revolving Loans at any time or from time to time (without terminating or reducing the Commitment), without premium or penalty therefor.

2.05. Mandatory Prepayments. The Borrowers shall prepay the principal amount of the Revolving Loans from time to time outstanding (without a corresponding reduction in the Commitment, but subject to the Prepayment Premiums set forth in Section 2.10) in an amount equal to:

(a) at the election of Lender upon the occurrence of an Event of Default, the entire unpaid principal amount of all Revolving Loans; and

(b) one hundred percent (100%) of the Net Cash Proceeds received by any Borrower in connection with any Disposition of its property (other than Dispositions permitted under Section 7.05); provided that, the acceptance of such Net Cash Proceeds shall not be construed as a waiver of or election of remedies with respect to any Default or Event of Default arising as a result of such Disposition.

All prepayments made pursuant to this Section 2.05 shall be accompanied by all accrued and unpaid interest on the amount being prepaid, and all other fees and expenses then due and payable to Lender hereunder.

2.06. Repayment of the Revolving Loans.

(a) Repayment of Out-of-Formula Advances. If any Out-of-Formula Advance shall exist at any time for any reason (including, without limitation, as a result of any Eligible Receivable becoming ineligible), then the Borrowers, jointly and severally, shall immediately repay to Lender a portion of the principal of the Revolving Loans then-outstanding equal to the amount of such Out-of-Formula Advance, together with all accrued and unpaid interest thereon. Borrower hereby authorizes Lender, at Lender’s election, to withdraw any such amounts from the Concentration Account.

(b) Regular Payments from the Concentration Account. Provided that no Default or Event of Default has occurred and is continuing, on each Business Day (other than the Settlement Dates), all available funds on deposit in the Concentration Account in excess of the Floor Amount shall be applied by Lender as follows:

(i) First, to Lender, as a reduction of the principal balance of the Revolving Loans then outstanding;

(ii) Second, to Lender, for the payment of accrued and unpaid fees and expenses in connection with the maintenance of the Concentration Account and any other expenses of Lender payable by any Borrower hereunder;

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(iii) Third, to Lender to pay all accrued and unpaid interest on the Revolving Loans; and

(iv) Last, to an account in the name of a Borrower, or otherwise as directed by the Borrowers in a written notice delivered to Lender.

(c) Repayment of the Revolving Loans on each Settlement Date. Borrowers shall, jointly and severally, pay to Lender, commencing on the first Settlement Date, and continuing on each Settlement Date thereafter, through and including the Maturity Date, and provided that no Default or Event of Default has occurred and is continuing, all available funds on deposit in the Concentration Account, which shall be applied by Lender as follows:

(i) First, to Lender to pay the accrued and unpaid fees and expenses due in connection with the maintenance of the Concentration Account and any other expenses of the Lender payable by any Borrower hereunder;

(ii) Second, to Lender to pay all accrued and unpaid interest then-due and payable with respect to the Revolving Loans;

(iii) Third, to Lender, as a reduction of the principal balance of the Revolving Loans then outstanding;

(iv) Fourth, to an account in the name of a Borrower, or otherwise as directed by the Borrowers in writing not less than two (2) Business Days prior to such Settlement Date.

To the extent that there are insufficient funds on deposit in the Concentration Account on any given Settlement Date to pay all amounts due on such date under clauses (i) and (ii) of this Section 2.06(c), Borrower hereby authorizes Lender (at Lender’s sole discretion), to make a Revolving Loan in an amount sufficient to pay such amounts; provided that, Lender shall have no obligation to make any such Revolving Loan and Lender’s making of any such Revolving Loan shall not constitute a waiver of any Event of Default arising out of any Borrower’s failure to make any payments due pursuant to this Section 2.06(c).

(d) Payments During Existence of Default or Event of Default. At any time during the existence of a Default or Event of Default, amounts on deposit in the Concentration Account may ( at Lender’s discretion) be applied towards the Obligations or kept in such account as security for the Obligations. Any such amounts applied towards the payment of the Obligations shall be applied in such manner as Lender may determine it is sole discretion.

(e) Payment at Maturity. On the Maturity Date, Borrowers shall pay to Lender the unpaid principal balance of all Revolving Loans, together with all accrued and unpaid interest thereon, and all other Obligations payable hereunder.

2.07. Funding of Collection Accounts and Concentration Account. The Borrowers shall procure a Payment Direction Letter from each Utility Obligor identified on Schedule 1.01, and pursuant to such letters, shall cause all Utility Obligors to make all payments on account of all Receivables, and otherwise under the applicable Purchase of Receivables Agreement, directly to the applicable Borrower’s Collection Account. To the extent any Borrower receives any proceeds of Receivables directly, or otherwise under any Purchase of Receivables Agreement, such Borrower shall hold the same in trust for Lender and shall promptly (and in any event not more than two (2) Business Days after receipt thereof), deposit such proceeds into such Borrower’s Collection Account. The Borrowers shall cause the Collection Account Bank to, on each Business Day, transfer all available funds on deposit in the Collection Accounts to the Concentration Account.

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2.08. Interest.

(a) Subject to the provisions of subsection (b) below, each Revolving Loan shall bear interest on the outstanding principal amount thereof at a rate per annum equal to the LIBOR Rate plus the Applicable Margin.

(b) If any amount of principal of any Revolving Loan is not paid when due, whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(ii) If any amount (other than principal of any Loan) payable by any Borrower under any Loan Document is not paid when due (after the lapse of any applicable grace periods), whether at stated maturity, by acceleration or otherwise, then at Lender’s election, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(iii) At Lender’s election while any Event of Default exists (other than as set forth in clauses (b)(i) and (b)(ii) above), the Borrowers shall pay interest on the principal amount of all outstanding Obligations under this Agreement at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(iv) Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(c) Interest on each Revolving Loan shall be due and payable in arrears, for the immediately preceding calendar month, on each Settlement Date, and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

2.09. Fees. (a) Annual Fee. Borrowers shall pay to Lender an annual loan fee in an amount equal to one percent (1.00%) of the Revolving Commitment Amount (“Annual Fee”), which Annual Fee shall be deemed earned by Lender and due and non-refundable from Borrower on the Closing Date and again on the first anniversary of the Closing Date. The Annual Fee shall be payable by Borrowers to Lender in equal monthly installments commencing on the Closing Date, and on each Settlement Date thereafter until each Annual Fee (for each of the first two years hereof) is paid in full, or earlier, if the Revolving Loans are accelerated in accordance with the terms of this Agreement.

(b) Reserved.

(c) Unused Fee. Borrowers shall pay to Lender a monthly unused fee in an amount equal to the product of (a) one percent (1.00%) (per annum) and (b) the amount by which the Revolving Commitment Amount exceeds the average daily principal balance of all Revolving Loans during such month (“Unused Fee”); provided that, during the existence of any Out-of Formula Advance, the principal balance for purposes of determining the Unused Fee shall not exceed the Revolving Commitment Amount. The Unused Fee shall be due and payable, in arrears, by the Borrowers to Lender on each Settlement Date, and shall be calculated based on the average daily outstanding principal balance during the immediately preceding calendar month.

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(d) Field Exam Fees. Subject to the limitations set forth in Section 6.09 hereof, the Borrowers shall pay to Lender, Lender’s usual and customary field examination fees for all on-site examinations performed by or on behalf of Lender.

(e) Other Fees. On or prior to the Closing Date, Borrowers shall have paid to Lender all other out-of-pocket fees and expenses incurred by Lender in connection with the negotiation, preparation and execution of this Agreement and the other Loan Documents.

2.10. Termination of Commitment; Prepayment Premium. On or after the Closing Date, the Borrowers may terminate the Commitment at any time by giving Lender not less than ninety (90) days’ prior written notice thereof. On the effective date of any such termination, the Borrowers shall pay to Lender the outstanding principal amount of all Revolving Loans, all accrued and unpaid interest and all other fees and expenses due to Lender under this Agreement or any of the other Loan Documents, and (a) if such termination occurs on or prior to the first anniversary of the Closing Date, a prepayment premium equal to Two Hundred Thousand and 00/100 Dollars ($200,000.00), or (b) if such termination occurs after the first anniversary of the Closing Date, a prepayment premium equal to One Hundred Thousand and 00/100 Dollars ($100,000.00).

2.11. Computation of Interest and Fees. All computations of interest shall be made on the basis of a 360-day year and actual number of days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year). Interest shall accrue on the average daily principal balance of each Revolving Loan, and shall accrue on the day on which each Revolving Loan is made, but shall not accrue on a Revolving Loan, or any portion thereof, for the day on which such Revolving Loan or portion thereof is paid, provided that any Revolving Loan that is repaid on the same day on which it is made shall bear interest for one day. Each determination by Lender of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

2.12. Evidence of Debt. The Revolving Loans made by Lender shall be evidenced by one or more accounts or records maintained by Lender in the ordinary course of business. The accounts or records maintained by Lender shall be conclusive, absent manifest error, of the amount of the Revolving Loans made by Lender to the Borrowers and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of any Loan Party to pay any amount owing with respect to the Obligations under this Agreement or any of the other Loan Documents. The Borrowers shall execute and deliver to Lender a promissory note payable, jointly and severally, to Lender in an original principal amount equal to the Revolving Commitment Amount to evidence the Revolving Loans (in its original form and as amended, restated or replaced from time to time, the “Note”), which Note shall evidence the Revolving Loans in addition to such accounts or records.

2.13. Payments Generally. All payments to be made by any Borrower shall be made free and clear of and without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by any Borrower hereunder shall be made to Lender, at the office of Lender set forth on Schedule 10.02, in Dollars and in immediately available funds not later than 2:00 p.m. on the date specified herein, and any such funds received will be credited against the outstanding principal balance of the Revolving Loans on the next Business Day. All payments received by Lender after 2:00 p.m. shall be deemed received on the next succeeding Business Day and the Borrowing Base and any applicable interest or fees shall continue to accrue accordingly. If any payment to be made by any Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be. Borrowers shall ensure that there are sufficient funds on deposit in the Concentration Account on any day (including, without limitation, any Settlement Date) on which payments are to be made from such accounts hereunder. In the event that there are insufficient funds on deposit in the Concentration Accounts on the date of any such payment, Borrowers shall pay to Lender on such date and from sources other than the proceeds of a Revolving Loan, an amount equal to the difference between the payment amount then-due, and the amount on deposit in the Concentration Account (after giving effect to all disbursements to be made therefrom in accordance with Section 2.06(b) and (c)).

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ARTICLE III. TAXES, YIELD PROTECTION AND ILLEGALITY

3.01. Taxes.

(a) Payments Free of Taxes; Obligation to Withhold; Payments on Account of Taxes.

(i) Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable Laws.

(ii) If any Loan Party shall be required by the Code to withhold or deduct any Taxes, including both United States Federal backup withholding and withholding taxes, from any payment, then (A) such Loan Party shall withhold or make such deductions as are determined by Lender to be required, (B) such Loan Party shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with the Code, and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes, the sum payable by the applicable Loan Party shall be increased as necessary so that after any required withholding or the making of all required deductions (including deductions applicable to additional sums payable under this Section 3.01) Lender or the applicable Recipient receives an amount equal to the sum it would have received had no such withholding or deduction been made.

(iii) If any Loan Party shall be required by any applicable Laws other than the Code to withhold or deduct any Taxes from any payment, then (A) such Loan Party shall withhold or make such deductions as are determined by it to be required, (B) such Loan Party shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with such Laws, and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes, the sum payable by the applicable Loan Party shall be increased as necessary so that after any required withholding or the making of all required deductions (including deductions applicable to additional sums payable under this Section 3.01) the applicable Recipient receives an amount equal to the sum it would have received had no such withholding or deduction been made.

(b) Payment of Other Taxes by the Borrower. Without limiting the provisions of Section 3.01(a) above, the Loan Parties shall timely pay to the relevant Governmental Authority in accordance with applicable law, any Other Taxes.

(c) Tax Indemnifications. (i) Each of the Loan Parties shall, and does hereby, jointly and severally indemnify each Recipient, and shall make payment in respect thereof within ten (10) Business Days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 3.01) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrowers by Lender shall be conclusive absent manifest error.

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(d) Evidence of Payments. Upon request by any Borrower or Lender, as the case may be, after any payment of Taxes by any Loan Party or by Lender to a Governmental Authority as provided in this Section 3.01, the applicable Borrower shall deliver to Lender, or Lender shall deliver to the applicable Borrower, as the case may be, the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of any return required by Laws to report such payment or other evidence of such payment reasonably satisfactory to the applicable Borrower or Lender, as the case may be.

(e) Stamp Taxes. Borrowers shall pay and, within ten (10) Business Days of demand, indemnify Lender against any cost, loss or liability incurred in relation to all stamp duty, registration and other similar Taxes payable in respect of this Agreement or any related agreement or document.

(f) Treatment of Certain Refunds. Unless required by applicable Laws, at no time shall Lender have any obligation to file for or otherwise pursue any refund of Taxes withheld or deducted from funds paid for the account of Lender. If any Recipient determines, in its sole discretion exercised in good faith, that it has received a refund or similar remission or repayment of any Tax (a “Tax Benefit”) as a result of the Taxes as to which it has been indemnified by any Loan Party or with respect to which any Loan Party has paid additional amounts pursuant to this Section 3.01, it shall pay to the Loan Party an amount equal to such Tax Benefit (but only to the extent of indemnity payments made, or additional amounts paid, by a Loan Party under this Section 3.01 with respect to the Taxes giving rise to such Tax Benefit), net of all out-of-pocket expenses (including Taxes) incurred by such Recipient, and without interest (other than any interest paid by the relevant Governmental Authority), provided that the Loan Party, upon the request of the Recipient, agrees to repay the amount paid over to the Loan Party (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Recipient in the event the Recipient is required to repay such Tax Benefit to such Governmental Authority. Notwithstanding anything to the contrary in this subsection, in no event will the applicable Recipient be required to pay any amount to the Loan Party pursuant to this subsection the payment of which would place the Recipient in a less favorable net after-Tax position than such Recipient would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This Section 3.01(f) shall not be construed to require any Recipient to make available its tax returns (or any other information relating to its taxes that it deems confidential) to any Loan Party or any other Person.

(g) Survival. Each party’s obligations under this Section 3.01 shall survive the Facility Termination Date.

3.02. Illegality. If Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for Lender to make, maintain or fund Revolving Loans whose interest is determined by reference to the LIBOR Rate, or to determine or charge interest rates based upon the LIBOR Rate, or any Governmental Authority has imposed material restrictions on the authority of Lender to purchase or sell, or to take deposits of, Dollars or Eurodollars in the London interbank market, then, on notice thereof by Lender to the Borrowers, any obligation of Lender to make or continue to hold LIBOR Rate Loans shall be suspended (including, without limitation, Lender’s obligation to make Revolving Loans hereunder). Upon receipt of such notice, (x) Borrowers shall, upon demand from Lender, prepay all LIBOR Rate Loans, if Lender may not lawfully continue to maintain such LIBOR Rate Loans, or if Lender may continue to maintain such LIBOR Rate Loans, then at such time as shall be necessary under applicable Laws. Upon any such prepayment, Borrower shall also pay accrued interest on the amount so prepaid.

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3.03. Inability to Determine Rates. If in connection with any request for a LIBOR Rate Loan, (a) Lender determines that (i) Dollar deposits are not being offered to banks in the London interbank market for the applicable amount and Interest Period of such LIBOR Rate Loan, or (ii) adequate and reasonable means do not exist for determining the LIBOR Rate for the applicable Interest Period with respect to a proposed LIBOR Rate Loan (in each case with respect to clause (a) above, “Impacted Loans”), or (b) Lender determines that for any reason the LIBOR Rate with respect to a proposed LIBOR Rate Loan does not adequately and fairly reflect the cost to Lender of funding such LIBOR Rate Loan, Lender will promptly so notify the Borrowers. Thereafter, the obligation of Lender to make or maintain LIBOR Rate Loans shall be suspended (to the extent of the affected LIBOR Rate Loans) until Lender revokes such notice.

Notwithstanding the foregoing, if Lender has made the determination described in clause (a) of the first sentence of this Section, Lender, in consultation with the Borrowers, may establish an alternative interest rate for the Impacted Loans, in which case, such alternative rate of interest shall apply with respect to the Impacted Loans until (1) Lender revokes the notice delivered with respect to the Impacted Loans under clause (a) of the first sentence of this Section, (2) Lender notifies the Borrowers that such alternative interest rate does not adequately and fairly reflect the cost to Lender of funding the Impacted Loans, or (3) Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for Lender to make, maintain or fund Revolving Loans whose interest is determined by reference to such alternative rate of interest or to determine or charge interest rates based upon such rate or any Governmental Authority has imposed material restrictions on the authority of Lender to do any of the foregoing and provides Borrowers written notice thereof.

3.04. Increased Costs; Reserves on LIBOR Rate Loans.

(a) Increased Costs Generally. If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, Lender (except any reserve requirement contemplated by Section 3.04(e));

(ii) subject any Recipient to any Taxes (other than (A) Indemnified Taxes and (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii) impose on Lender or the London interbank market any other condition, cost or expense affecting this Agreement or LIBOR Rate Loans made by Lender;

and the result of any of the foregoing shall be to increase the cost to Lender of making or maintaining any LIBOR Rate Loan (or of maintaining its obligation to make any such loan), or to reduce the amount of any sum received or receivable by Lender hereunder (whether of principal, interest or any other amount) then, upon request of Lender, Borrower will pay to Lender such additional amount or amounts as will compensate Lender for such additional costs incurred or reduction suffered. Notwithstanding anything in this Section 3.04 to the contrary, this Section 3.04 shall not apply to Taxes which shall be governed exclusively by Section 3.01.

(b) Capital Requirements. If Lender, in good faith, determines that any Change in Law affecting Lender or Lender’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on Lender’s capital or on the capital of Lender’s holding company, if any, as a consequence of this Agreement, Revolving Loans made by Lender, to a level below that which Lender or Lender’s holding company could have achieved but for such Change in Law (taking into consideration Lender’s policies and the policies of Lender’s holding company with respect to capital adequacy), then from time to time upon written notice from Lender (such notice to set out the basis for such reduction suffered and a summary calculation of such reduction suffered), Borrowers, within ten (10) Business Days of receipt of such notice will pay to Lender such additional amount or amounts as will compensate Lender or Lender’s holding company for any such reduction suffered.

(c) Certificates for Reimbursement. A certificate of Lender setting forth the amount or amounts necessary to compensate Lender or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section and delivered to the Borrowers along with a summary calculation thereof, shall be conclusive absent manifest error asserted by the Borrowers within ten (10) Business Days of receipt. Borrowers shall pay Lender the amount shown as due on any such certificate within ten (10) Business Days after receipt thereof.

(d) Delay in Requests. Failure or delay on the part of Lender to demand compensation pursuant to the foregoing provisions of this Section 3.04 shall not constitute a waiver of Lender’s right to demand such compensation, provided that Borrowers shall not be required to compensate Lender pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than six (6) months prior to the date that Lender notifies the Borrowers of the Change in Law giving rise to such increased costs or reductions and of Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the six-month period referred to above shall be extended to include the period of retroactive effect thereof).

(e) Additional Reserve Requirements. Borrowers shall pay to Lender, (i) as long as Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits (currently known as “Eurocurrency liabilities”), additional interest on the unpaid principal amount of each LIBOR Rate Loan equal to the actual costs of such reserves allocated to such Loan by Lender (as determined by Lender in good faith, which determination shall be conclusive absent manifest error), and (ii) as long as Lender shall be required to comply with any reserve ratio requirement or analogous requirement of any other central banking or financial regulatory authority imposed in respect of the maintenance of the Commitment or the funding of the LIBOR Rate Loans, such additional costs (expressed as a percentage per annum and rounded upwards, if necessary, to the nearest five decimal places) equal to the actual costs allocated to the applicable Commitment or Revolving Loans by Lender (as determined by Lender in good faith, which determination shall be conclusive absent manifest error), which in each case shall be due and payable on each date on which interest is payable on such Revolving Loan, provided Borrowers shall have received at least ten (10) Business Days’ prior notice of such additional interest or costs from Lender, such notice to set out the basis for such additional interest or cost incurred and a summary calculation thereof. If Lender fails to give notice ten (10) Business Days prior to the relevant Interest Payment Date, such additional interest or costs shall be due and payable ten (10) Business Days from receipt of such notice.

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3.05. Survival. All of the Borrowers’ obligations under this Article III shall survive the Facility Termination Date.

ARTICLE IV. CONDITIONS PRECEDENT TO BORROWINGS

4.01. Conditions of the Initial Revolving Loan. The obligation of Lender to make the initial Revolving Loan hereunder is subject to satisfaction of the following conditions precedent:

(a) Lender’s receipt of the following, each of which shall be originals (or telecopies followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the signing Loan Party, each dated as of the Closing Date (or, in the case of certificates of governmental officials, a recent date before the Closing Date) and each in form and substance satisfactory to Lender:

(i) executed counterparts of this Agreement, the Guaranty, the Equity Pledge Agreement, the Security Agreement, the Note, the Validity Guaranty, Control Agreements with respect to all of the Borrowers’ deposit accounts (other than the Collection Account), and if requested by Lender, an Assignment Agreement from each Utility Obligor, and the other Loan Documents, in each case, sufficient in number for distribution to Lender and each Loan Party requesting an original thereof;

(ii) a Committed Loan Notice, together with an initial Borrowing Base Certificate, in accordance with Section 2.02;

(iii) evidence satisfactory to Lender that the Collection Accounts have been established at the Collection Account Bank, and a Blocked Account Agreement for each such deposit account, duly executed by the applicable Borrower and the Collection Account Bank;

(iv) such certificates of resolutions or other action, incumbency certificates and/or other certificates of a Responsible Officer of each Borrower as Lender may require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Borrower is a party;

(v) such documents and certifications as Lender may reasonably require to evidence that each Borrower is duly organized or formed, and that each Borrower is validly existing, in good standing (with respect to jurisdictions in which the concept of good standing exists), and qualified to engage in business in each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect;

(vi) favorable pending litigation, judgment, tax lien and UCC search results for each of the Loan Parties, in such jurisdictions as Lender may reasonably require, and such other searches or due diligence regarding any Loan Party as Lender may reasonably request in connection with the transactions contemplated hereunder or under any of the other Loan Documents, including, without limitation, Lender’s review and approval (in its sole discretion) of the Purchase of Receivables Agreements;

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(vii) evidence satisfactory to Lender that each Borrower has (A) obtained all necessary licenses to operate in each state in which such Borrower operates, and evidence that each Borrower has obtained its approval to engage in wholesale power transactions as a power marketer from the Federal Energy Regulatory Commission or its successor (“FERC”), and evidence confirming that the Borrowers are members in good standing in each regional transmission organization or independent system operator (collectively, the “ISO”) for each relevant jurisdiction into which Borrower will be serving as a third party supplier; and (B) adopted a Credit and Risk Management Policy acceptable to Lender;

(viii) evidence satisfactory to Lender that each Borrower is authorized or approved by the relevant Utility Obligors to operate as a third party supplier and participate in the purchase of receivables program run by that Utility Obligor;

(ix) a favorable opinion of counsel to the Loan Parties addressed to Lender;

(x) a certificate of a Responsible Officer of each Borrower either (A) attaching copies of all consents, licenses and approvals required in connection with the execution, delivery and performance by such Borrower of the Loan Documents to which it is a party, and such consents, licenses and approvals shall be in full force and effect, or (B) stating that no such consents, licenses or approvals are so required;

(xi) a certificate signed by a Responsible Officer of each Borrower certifying (A) that the conditions specified in Sections 4.02(a) and (b) have been satisfied, and (B) that, to the knowledge of such Responsible Officer, there has been no event or circumstance since the date of the Audited Financial Statements that has had or could be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect;

(xii) evidence satisfactory to Lender that each Borrower is in compliance with all applicable ISO credit requirements, including, without limitation, a certificate or statement of good standing from each ISO;

(xiii) the passwords, authorizations and other access to the Borrower’s EDI reporting as required under Section 6.15; and

(xiv) such other assurances, certificates, documents, consents or opinions as Lender reasonably may require and as requested prior to the Closing Date.

(b) Any fees required to be paid on or before the Closing Date shall have been paid.

(c) Unless waived by Lender, the Borrowers shall have paid all fees, charges and disbursements of counsel to Lender (directly to such counsel if requested by Lender) to the extent invoiced prior to or on the Closing Date and payable under Section 10.04(a).

4.02. Conditions to all Borrowings. The obligation of Lender to make any Revolving Loan is subject to the following conditions precedent:

(a) (i) The representations and warranties of the Borrowers contained in Sections 5.01, 5.02, 5.03, 5.04, 5.05(c), and 5.14 are true and correct, and (ii) all other representations and warranties of the Borrowers contained in Article V and the other Loan Documents, or which are contained in any document furnished in connection with a Committed Loan Notice or Borrowing Base Certificate, are true and correct in all material respects (or, in the case of any such other representation, warranty, certification or statement of fact qualified by materiality, Material Adverse Effect or any similar concept, incorrect or misleading in any respect), in each case on and as of the date of such Borrowing, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date, and except that for purposes of this Section 4.02, the representations and warranties contained in subsections (a) and (b) of Section 5.05 shall be deemed to refer to the most recent statements furnished pursuant to subsections (a) and (b), respectively, of Section 6.01.

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(b) No Default or Event of Default shall exist, or would result from such proposed Borrowing or from the application of the proceeds thereof.

(c) Lender shall have received a Committed Loan Notice in accordance with Section 2.02.

(d) There shall be no impediment, restriction, limitation or prohibition imposed under Law or by any Governmental Authority, as to the proposed financing under this Agreement or the repayment thereof or as to rights created under the Guaranty or as to application of the proceeds of the realization of any such rights.

(e) Each Committed Loan Notice submitted by the Borrowers shall be deemed to be a representation and warranty that the conditions specified in Sections 4.02(a) and (b) have been satisfied on and as of the date of the applicable Borrowing.

ARTICLE V. REPRESENTATIONS AND WARRANTIES

The Borrowers, jointly and severally, represent and warrant to Lender that:

5.01. Existence, Qualification and Power. Each Loan Party (a) is duly organized or formed, validly existing and, as applicable, in good standing (with respect to jurisdictions in which the concept of good standing exists) under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) own or lease its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party, and (c) is duly qualified, is licensed and, as applicable, a member in good standing (with respect to jurisdictions in which the concept of good standing exists) under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, license or membership (including ISO membership and tariff compliance); except in each case referred to in clause (b)(i) or (c), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

5.02. Authorization; No Contravention. The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is party, have been duly authorized by all necessary corporate or other organizational action, and do not and will not (a) contravene the terms of any of such Person’s Organization Documents; (b) conflict with or result in any breach or contravention of, or the creation of any Lien under (i) any material Contractual Obligation to which such Person is a party or affecting such Person or the properties of such Person or (ii) any material order, injunction, writ or decree of any Governmental Authority or any material arbitral award to which such Person or its property is subject; or (c) violate any material Law.

5.03. Governmental Authorization; Other Consents. No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document.

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5.04. Binding Effect. This Agreement has been, and each other Loan Document, when delivered hereunder, will have been, duly executed and delivered by each Loan Party that is party thereto. This Agreement constitutes, and each other Loan Document when so delivered will constitute, a legal, valid and binding obligation of such Loan Party, enforceable against each Loan Party that is party thereto in accordance with its terms, except as may be limited by equitable principles and by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to creditors rights generally.

5.05. Financial Statements; No Material Adverse Effect.

(a) The Audited Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; (ii) fairly present in all material respects the financial condition of the Borrowers as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (iii) show all material Indebtedness and other material liabilities of the Borrowers as of the date thereof to the extent required by GAAP.

(b) The unaudited consolidated balance sheets of the Borrowers dated June 30, 2014, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for the fiscal quarter ended on that date (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and (ii) fairly present the financial condition of the Borrowers as of the date thereof and their results of operations for the period covered thereby, subject, in the case of clauses (i) and (ii), to the absence of footnotes and to normal year-end audit adjustments.

(c) Since the date of the Audited Financial Statements, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.

5.06. Litigation. There are no actions, suits, proceedings, regulatory investigations or inquiries, claims or disputes pending or, to the actual knowledge of any Borrower, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, by or against any Loan Party or against any of their properties or revenues that (a) purport to affect or pertain to this Agreement or any other Loan Document, or any of the transactions contemplated hereby, or (b) except as specifically disclosed in Schedule 5.06, either individually or in the aggregate could reasonably be expected to have a Material Adverse Effect.

5.07. No Default. No Loan Party is, or will be with the passage of time, in default under or with respect to any Contractual Obligation that could, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. No Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Loan Document.

5.08. Ownership of Property; Liens. Each Loan Party has good record and marketable title in fee simple to, or valid leasehold interests in, all real property necessary in the ordinary conduct of its business, except for such defects in title as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The property of each Loan Party is subject to no Liens, other than Permitted Liens. All properties of each Loan Party are in good working order and condition.

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5.09. Environmental Compliance. (a) There exists no written claim alleging potential liability or responsibility for violation of any Environmental Law on the respective business of any Loan Party, and (b) there exists no violation of an Environmental Law by any Loan Party, in the case of clauses (a) or (b), to the extent such liability, responsibility or violation would reasonably be expected to have a Material Adverse Effect.

5.10. Insurance. The properties of each Loan Party are insured with financially sound and reputable insurance companies not Affiliates of any Borrower, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the applicable Loan Party operates.

5.11. Taxes. Each Loan Party has filed all Federal and state income and other material tax returns and reports required to be filed, and has paid all Federal and state income and all other material taxes, assessments, fees and other governmental charges levied or imposed upon it or its properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP. There is no proposed tax assessment against any Loan Party that would, if made, have a Material Adverse Effect.

5.12. ERISA Compliance.

(a) Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other Federal or state laws. Each Pension Plan that is intended to be a qualified plan under Section 401(a) of the Code is subject to an Internal Revenue Service opinion letter, or has received a favorable determination letter from the Internal Revenue Service to the effect that the form of such Plan is qualified under Section 401(a) of the Code, or an application for such a letter is currently being processed by the Internal Revenue Service. To the best knowledge of each Borrower, nothing has occurred that would prevent or cause the loss of such tax-qualified status.

(b) There are no pending or, to the best knowledge of any Borrower, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could reasonably be expected to have a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect.

(c) No ERISA Event has occurred, and neither any Borrower nor any ERISA Affiliate is aware of any fact, event or circumstance that could reasonably be expected to constitute or result in an ERISA Event with respect to any Pension Plan; (ii) each Borrower and each ERISA Affiliate has met all applicable requirements under the Pension Funding Rules in respect of each Pension Plan, and no waiver of the minimum funding standards under the Pension Funding Rules has been applied for or obtained; (iii) as of the most recent valuation date for any Pension Plan, the funding target attainment percentage (as defined in Section 430(d)(2) of the Code) is 60% or higher and neither any Borrower nor any ERISA Affiliate knows of any facts or circumstances that could reasonably be expected to cause the funding target attainment percentage for any such plan to drop below 60% as of the most recent valuation date; neither any Borrower nor any ERISA Affiliate has incurred any liability to the PBGC other than for the payment of premiums, and there are no premium payments which have become due that are unpaid; neither any Borrower nor any ERISA Affiliate has engaged in a transaction that could reasonably be expected to be subject to Section 4069 or Section 4212(c) of ERISA; and (vi) no Pension Plan has been terminated by the plan administrator thereof nor by the PBGC, and no event or circumstance has occurred or exists that could reasonably be expected to cause the PBGC to institute proceedings under Title IV of ERISA to terminate any Pension Plan.

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5.13. Subsidiaries; Equity Interests. As of the Closing Date, no Borrower has any Subsidiaries other than those specifically disclosed in Part (a) of Schedule 5.13 and all of the outstanding Equity Interests in such Subsidiaries have been or will be validly issued, are fully paid and non-assessable and are owned by a Loan Party in the amounts specified on Part (a) of Schedule 5.13 free and clear of all Liens, other than Permitted Liens. As of the Closing Date, no Loan Party has any material equity investments in any other corporation or entity other than those specifically disclosed in Part (b) of Schedule 5.13. All of the outstanding Equity Interests in the Borrowers have been validly issued and are fully paid and non-assessable.

5.14. Margin Regulations; Investment Company Act.

(a) No Loan Party is engaged or will engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock.

(b) Neither any Loan Party, nor any Person Controlling any Loan Party is or is required to be registered as an “investment company” under the Investment Company Act of 1940.

5.15. Disclosure. None of the reports, financial statements, certificates and other written information (taken as a whole) furnished by or on behalf of any of the Loan Parties to Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or under any other Loan Document contain, as the date such reports, financial statements, certificates or other written information were furnished to Lender (in each case, as may be later modified or supplemented by other information so furnished), material misstatements of fact or omit to state material facts necessary to make the statements therein, in the light of the circumstances under which they were made and taken as a whole, not misleading; provided that, with respect to projected financial information, if any, each Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

5.16. Compliance with Laws. Each Loan Party is in compliance in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

5.17. Taxpayer Identification Number. Each Borrower’s true and correct unique identification number that has been issued by its jurisdiction of organization and the name of such jurisdiction are set forth on Schedule 10.02.

5.18. Intellectual Property; Licenses, Etc. Each Loan Party owns, or possesses the right to use, all of the trademarks, service marks, trade names, copyrights, patents, patent rights, franchises, licenses and other intellectual property rights (a) that are material to the operation of its respective businesses, and (b) without conflict with the rights of any other Person, except in the case of each of clauses (a) and (b), as could not reasonably be expected to have a Material Adverse Effect. No Loan Party conducts its business in a manner that infringes upon any rights held by any other Person, except where the effect thereof could not reasonably be expected to have a Material Adverse Effect.

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5.19. OFAC. No Loan Party, nor, to the knowledge of any Borrower, any director, officer, employee or agent thereof, is an individual or entity currently the subject of any Sanctions, nor is any Loan Party located, organized or resident in a Designated Jurisdiction.

5.20. Solvency of the Loan Parties. Each Loan Party is, and after giving effect to each of the Revolving Loans and other financial accommodations to be made in accordance with this Agreement will be, Solvent with all applicable renewable portfolio standards and any alternative compliance payment obligations in each state or jurisdiction in which such Borrower operates.

5.21. Management Services Agreement. Borrowers have provided Lender with a complete and true copy of the Management Services Agreement, to include any and all amendments thereto in effect as of the date hereof,.

ARTICLE VI. AFFIRMATIVE COVENANTS

So long as Lender shall have any Commitment hereunder and until the Facility Termination Date, the Borrowers shall (or each Borrower shall, as the context requires) do the following:

6.01. Financial Reporting. Deliver to Lender, or in the case of Sections 6.01(e), 6.01(f) and 6.01(g), cause the Guarantor to deliver to Lender, in form and detail reasonably satisfactory to Lender:

(a) as soon as available, but in any event within 120 days after the end of each fiscal year of the Borrowers (commencing with the fiscal year ending December 31, 2014), consolidated and consolidating balance sheets for the Guarantor and Borrowers as of the end of such fiscal year, and the related consolidated and consolidating statements of income or operations, changes in shareholders’ equity, and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, such consolidated and consolidating statements to be reviewed and accompanied by a report of an independent certified public accountant reasonably acceptable to Lender, which report shall be indicate that such accountant is not aware of any material modifications that should be made to the financial statements in order for them to be in conformity with GAAP;

(b) as soon as available, but in any event within 30 days after the end of each calendar month, (commencing with the calendar month preceding the month in which the Closing Date occurs), consolidated and consolidating balance sheets for the Borrowers as of the end of such calendar month, the related consolidated and consolidating statements of income or operations for such calendar month and for the portion of the Borrowers’ fiscal year then ended, and the related consolidated and consolidating statements of changes in shareholders’ equity, and cash flows for the portion of the Borrowers’ fiscal year then ended, in each case setting forth in comparative form, as applicable, the figures for the corresponding calendar month of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail, such consolidated and consolidating statements to be certified by a Responsible Officer of the Borrowers that is a party to the Validity Guaranty, as fairly presenting the financial condition, results of operations, shareholders’ equity and cash flows of the Borrowers in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes;

(c) Reserved.

(d) Reserved.

(e) Reserved.

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(f) as soon as available, but in any event within 120 days of the end of each fiscal year of the Guarantor, audited financial statements for Guarantor;

(g) as soon as available, but in any event within 7 days of the filing thereof, copies of Guarantor’s filed federal income tax returns, together with all supporting and related schedules thereto

(h) On Monday of each week (or if Monday is not a Business Day, then on the next succeeding Business Day), and in addition to any that are required to be delivered in connection with any new Borrowing, a Borrowing Base Certificate for the Borrowers, duly executed by a Responsible Officer of the Borrowers that is a party to the Validity Guaranty;

(i) no later than 9:00 am on each Business Day, a system generated EDI report detailing the status of all Receivables as of the prior Business Day; and

(j) promptly, such additional information regarding the business, financial or corporate affairs of any Borrower, or compliance with the terms of the Loan Documents, as Lender may from time to time reasonably request.

6.02. Notices. Promptly notify Lender of any of the following occurrences of which any Responsible Officer of Borrower has knowledge:

(a) the occurrence of any Default;

(b) any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect;

(c) the occurrence of any ERISA Event;

(d) any material change in accounting policies or financial reporting practices by Borrower or any Subsidiary;

(e) any termination of any agreement with any Utility Obligor or discontinuance or suspension of membership with any ISO; and

(f) the commencement of any investigation, enforcement proceeding or other regulatory action initiated by any Governmental Authority with any Borrower and any litigation matter with a claim against any Borrower, or each Borrower singularly or in the aggregate, which is in excess of $10,0000 or any non-collection related litigation initiated by any Borrower.

Each notice pursuant to this Section 6.02 shall be accompanied by a statement of a Responsible Officer (and where applicable, a Responsible Officer that is also party to the Validity Guaranty) of the applicable Borrower setting forth details of the occurrence referred to therein and stating what action the Borrowers have taken and propose to take with respect thereto. Each notice pursuant to Section 6.02(a) shall describe with particularity any and all provisions of this Agreement and any other Loan Document that are known to have been breached.

6.03. Payment of Material Obligations. Pay and discharge as the same shall become due and payable, all its material obligations and liabilities, including (a) all material tax liabilities, assessments and governmental charges or levies upon it or its properties or assets; (b) all material lawful claims which, if unpaid, would by law become a Lien upon its property (other than a Permitted Lien); and (c) all material Indebtedness, as and when due and payable, but subject to any subordination provisions contained in any instrument or agreement evidencing such Indebtedness, except in the case of clauses (a), (b) or (c), if (i) the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by the applicable Borrower, or (ii) the failure to make such payment could not reasonably be expected to result in a Material Adverse Effect.

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6.04. Preservation of Existence, Etc. (a) Preserve, renew and maintain in full force and effect its legal existence and good standing (with respect to jurisdictions in which the concept of good standing exists) under the Laws of the jurisdiction of its organization except in a transaction permitted by Section 7.04 or Section 7.05; (b) take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and (c) preserve or renew all of its registered patents, trademarks, trade names and service marks, the non-preservation of which could reasonably be expected to have a Material Adverse Effect.

6.05. Maintenance of Properties. Other than as permitted under Article VII hereof, each Loan Party shall (a) maintain, preserve and protect all of its properties and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear excepted; and (b) make all necessary repairs thereto and renewals and replacements thereof, except in the case of clause (a) or (b), where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

6.06. Maintenance of Insurance. Maintain with financially sound and reputable insurance companies not Affiliates of Borrower, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts as are customarily carried under similar circumstances by such other Persons; provided that Borrower shall not be required to obtain or carry any other type of insurance not generally made available to retail energy business companies.

6.07. Compliance with Laws. Comply in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted; or (b) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.

6.08. Books and Records. Maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of such Borrower.

6.09. Inspection Rights. Permit representatives and independent contractors of Lender to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants, all at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the applicable Borrower; provided that, unless an Event of Default shall exist, Lender shall not exercise such rights more than four (4) times in any calendar year at the Borrowers’ expense; and provided further, that when an Event of Default exists, Lender may do any of the foregoing at the expense of the Borrowers at any time during normal business hours and without advance notice.

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6.10. Use of Proceeds. Use the proceeds of the Borrowings to finance Capital Expenditures, as working capital for general corporate purposes and to pay certain fees and expenses associated with the closing of the transactions herein contemplated.

6.11. Approvals and Authorizations. Maintain all authorizations, consents, approvals and licenses from, exemptions of, and filings and registrations with, each Governmental Authority, ISO and Utility Obligor, and obtain all approvals and consents of each other Person in such jurisdiction, in each case that are required in connection with the Loan Documents, if the failure to do so could reasonably be expected to result in a Material Adverse Effect.

6.12. Additional Borrowers. Notify Lender at least thirty (30) days prior to the date on which any Person becomes a Subsidiary of any Borrower after the Closing Date, and prior to the date on which such Person becomes a Subsidiary, cause such Person to (a) become a co-borrower by executing and delivering to Lender a joinder to this Agreement and such other joinders or amendments to the other Loan Documents as Lender determines is reasonably necessary, or such other documents as Lender shall reasonably deem appropriate for such purpose, and (b) deliver to Lender documents of the types referred to in Section 4.01(a), including, without limitation, if required by Lender in its reasonable judgment, favorable opinions of counsel to such Person (which shall cover, among other things, the legality, validity, binding effect and enforceability of the documentation referred to herein), all in form, content and scope reasonably satisfactory to Lender.

6.13. Energy Regulatory Compliance. Comply in all material respects with each Borrower’s applicable license, registration, approval, or authorization and the requirements of the FERC, each state public utility commission, all applicable tariffs and rules of the applicable ISOs and the tariffs and rules of each Utility Obligor.

6.14. Industry Standards. Comply in all material respects with industry standards applicable to competitive retail electric supply industry, including, but not limited to applicable Laws relating to commodities, consumer protection, securities, telemarketing and truth in advertising.

6.15. Account Monitoring. At all times provide Lender with proper authorizations and current passwords and other login information sufficient to grant Lender direct online access to and reporting of all of the Borrowers’ accounts with the Borrowers’ Electronic Data Interchange (“EDI”) providers, and only use such EDI providers as are acceptable to Lender and that allow for third-party verification of receivables. The Borrowers shall ensure that Lender, at all times while any of the Obligations remain outstanding, has access to the EDI reporting of all of the Borrowers’ accounts.

6.16. Additional Documents and Further Actions. Each Loan Party shall at its expense, promptly do all such acts and execute and deliver all such documents as Lender, may, from time to time, reasonably require in connection with the rights and remedies of the Lender pursuant to this Agreement or any Loan Document, including the Guaranty, to consummate the transactions contemplated herein or therein.

6.17. Depository Relationship. Except as prohibited by or required under applicable Laws, maintain all of its depository accounts and cash management services with Lender or an Affiliate of Lender, or to the extent any such depository accounts are not held with Lender, deliver to Lender a Control Agreement in connection with each such account (unless waived by Lender in its sole discretion).

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6.18. Credit and Risk Management Policy. Each Borrower shall comply with the Credit and Risk Management Policy approved by the Lender and will not make any material changes thereto without Lender’s prior written consent.

6.19. Excess Availability. The Borrowers shall maintain, at all times until the Facility Termination Date, Excess Availability of not less than Two Hundred Fifty Thousand and 00/100 Dollars ($250,000.00).

6.20. Addition of New Utility Obligors. Borrower may not add additional Utility Obligors to Schedule 1.01 without Lender’s prior written consent, such consent not to be unreasonably withheld. If Lender consents to the addition of any new Utility Obligor, then as a condition precedent thereto, Borrower shall deliver or cause to be delivered to Lender the following items with respect to each such Utility Obligor (each of which shall be in form, substance and execution acceptable to Lender):

(a) A copy of the Purchase of Receivables Agreement with such Utility Obligor;

(b) If requested by Lender, a collateral assignment of such Purchase of Receivables Agreement together with a consent and acknowledgment thereof duly executed by the Utility Obligor;

(c) A Payment Direction Letter duly executed by the Utility Obligor; and

(d) Such other documents, agreements and information pertaining to such Utility Obligor as Lender may reasonably require.

ARTICLE VII. NEGATIVE COVENANTS

So long as Lender shall have any Commitment hereunder and until the Facility Termination Date, the Borrowers shall not, nor shall any Borrower permit any Subsidiary to, directly or indirectly, do any of the following:

7.01. Liens. Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than the following (“Permitted Liens”):

(a) Liens pursuant to any Loan Document;

(b) Liens existing on the date hereof and listed on Schedule 7.01 and any renewals or extensions thereof, provided that (i) the property covered thereby is not increased (unless such increase is itself a Permitted Lien), (ii) the amount secured or benefited thereby is not increased except as contemplated by Section 7.03(b), and (iii) any renewal or extension of the obligations secured or benefited thereby is permitted by Section 7.03(b);

(c) Liens for taxes or other governmental charges or assessments not yet due or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

(d) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business which are not overdue for a period of more than 45 days or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person;

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(e) pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security or employee legislation, other than any Lien imposed by ERISA;

(f) pledges or deposits to secure the performance of bids, trade contracts, government contracts and obligations, and leases (other than Indebtedness), statutory obligations, surety and appeal bonds, performance bonds, and other obligations of a like nature incurred in the ordinary course of business, including obligations imposed by the applicable Laws of foreign jurisdictions;

(g) easements, rights-of-way, restrictions and other similar encumbrances affecting real property interests which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the applicable Person;

(h) Liens securing judgments for the payment of money, or securing appeal or other surety bonds related to such judgments, not constituting an Event of Default under Section 8.01(h);

(i) Liens securing Indebtedness permitted under Section 7.03(e); provided that (i) such Liens do not at any time encumber any property other than the property financed by such Indebtedness and (ii) the Indebtedness secured thereby does not exceed the cost or fair market value, whichever is lower, of the property being acquired on the date of acquisition; and

(j) Liens arising by virtue of any contractual, statutory or common law provision relating to banker’s liens, rights of setoff or similar rights and remedies as to deposit accounts or other funds maintained with a creditor depository institution.

7.02. Investments. Make any Investments, except:

(a) Investments held by any Borrower in the form of cash and Cash Equivalents;

(b) advances to officers, directors and employees of any Loan Party and its Subsidiaries in an aggregate amount not to exceed $15,000 at any time outstanding, for travel, entertainment, relocation and analogous ordinary business purposes;

(c) (i) Investments of any Borrower in any Subsidiary that has delivered the documents required under Section 6.12; (ii) Investments of any such Subsidiary in any Borrower; and (iii) Investments of any Borrower in a joint venture that is otherwise a permitted Investment hereunder;

(d) Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss;

(e) Guarantees permitted by Section 7.03;

(f) Investments under clause (c) of the definition thereof which individually or in the aggregate (in any series of related transactions) have a transaction value of less than $100,000;

(g) Investments resulting from pledges or deposits that are included as Permitted Liens;

(h) Purchase or acquire additional assets in the form of new customers; and

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(i) Acquire by purchase of equity or merger, companies in the same business segments as Borrower; provided Borrower complies with the conditions of Section 6.12 (“Permitted Acquisitions”).

7.03. Indebtedness. Create, incur, assume or suffer to exist any Indebtedness, except:

(a) Indebtedness under the Loan Documents;

(b) Indebtedness outstanding on the date hereof and listed on Schedule 7.03 and any refinancings, refundings, renewals or extensions thereof; provided that (i) the amount of such Indebtedness is not increased at the time of such refinancing, refunding, renewal or extension except by an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such refinancing and by an amount equal to any existing commitments unutilized thereunder and (ii) the terms relating to principal amount, amortization, maturity, collateral (if any) and subordination (if any), and other material terms taken as a whole, of any such refinancing, refunding, renewing or extending Indebtedness, and of any agreement entered into and of any instrument issued in connection therewith, are no less favorable in any material respect to the Loan Parties or Lender than the terms of any agreement or instrument governing the Indebtedness being refinanced, refunded, renewed or extended and the interest rate applicable to any such refinancing, refunding, renewing or extending Indebtedness does not exceed the then-applicable market interest rate;

(c) Guarantees of any Loan Party in respect of Indebtedness otherwise permitted hereunder of any Loan Party or any Subsidiary that is otherwise subject to the covenants set forth in Articles VI and VII herein;

(d) obligations (contingent or otherwise) of any Borrower or any Subsidiary existing or arising under any Swap Contract, provided that such obligations are (or were) entered into by such Person in the ordinary course of business for the purpose of directly mitigating risks associated with liabilities, commitments, investments, assets, or property held or reasonably anticipated by such Person (to include any reasonably anticipated risks based on the business as it exists as well as the anticipated reasonable growth of the business), and not for purposes of speculation;

(e) Indebtedness in respect of capital leases, Synthetic Lease Obligations and purchase money obligations for fixed or capital assets within the limitations set forth in Section 7.01(i); provided, however, that the aggregate amount of all such Indebtedness incurred in any fiscal year of the Borrowers shall not exceed $100,000;

(f) Indebtedness in respect of cash management operations, netting services, cash pooling arrangements, automatic clearinghouse arrangements, daylight overdraft protections, employee credit card programs and other cash management and similar arrangements in the ordinary course of business, and any Guarantees thereof; and

7.04. Fundamental Changes. Merge, dissolve, liquidate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except that, so long as no Default exists or would result therefrom:

(a) any Subsidiary may merge with any Borrower; provided that Borrower shall be the continuing or surviving Person;

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(b) any Subsidiary may Dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to any Borrower;

(c) any Subsidiary may merge with any other Subsidiary that has become a co-Borrower under this Agreement pursuant to Section 6.12; and

(d) subject to Section 7.04(b), the existence (corporate or otherwise) of any Subsidiary of any Borrower may be terminated or liquidated if such termination or liquidation is determined by such Borrower to be in the best interest of such Borrower and its Subsidiaries, taken as a whole, and such termination would not reasonably be expected to result in a Material Adverse Effect.

The foregoing notwithstanding, no Borrower shall enter into any merger or consolidation or permit any dissolution, liquidation or Disposition of all or substantially all of its assets if such merger, consolidation, dissolution, liquidation or Disposition would give rise to a default under any of such Borrower’s Purchase of Receivables Agreements.

7.05. Dispositions. Make any Disposition of its property, except:

(a) Dispositions of obsolete, surplus or worn out property, whether now owned or hereafter acquired, in the ordinary course of business;

(b) Dispositions of inventory in the ordinary course of business;

(c) (i) Dispositions of property to the extent that (A) such property is exchanged for credit against the purchase price of similar replacement property, (B) the proceeds of such Disposition are reasonably promptly applied to the purchase price of such replacement property, or (C) such property is no longer necessary to the continued operation of the business of any Loan Party or any Subsidiary; and (ii) Dispositions of real property interests of any Loan Party or any of its Subsidiaries; provided that such Disposition does not materially adversely affect the business or operation of the Loan Parties and their Subsidiaries, taken as a whole;

(d) Dispositions of property by any Borrower or any Subsidiary to a another Borrower; provided that if the transferor of such property is a Borrower or a Subsidiary that has become a co-Borrower under Section 6.12, the transferee thereof must be Borrower or become a co-Borrower (in accordance with Section 6.12);

(e) Dispositions otherwise permitted under this Agreement; and

(f) Dispositions of accounts receivable (other than Eligible Receivables) arising in the ordinary course of business which are overdue or payable by a distressed company or individual in connection with the compromise or collection thereof;

provided, however, that Borrowers shall give Lender prior written notice of any Disposition pursuant to subsections (a) through (f) (other than clause (d)) if the aggregate consideration received on account of such Disposition is in excess of $100,000, and each such Disposition shall be for fair market value.

7.06. Restricted Payments. Declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except that:

(a) any Subsidiary may make Restricted Payments to any Borrower;

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(b) any Borrower may declare and make dividend payments or other distributions or payments payable solely in the common stock or other common Equity Interests of such Borrower (to the extent the same would not result in a Change of Control);

(c) so long as no Default shall have occurred and be continuing at the time of any action described below or would result therefrom, any Borrower may make Restricted Payments (including repurchases of Equity Interests) in connection with any equity compensation plans provided to employees, officers, directors or other service providers in an amount not to exceed $250,000 in any given calendar year; and

(d) so long as no Default shall have occurred and be continuing at the time of any action described below or would result therefrom, and upon Lender’s prior written consent (such consent not to be unreasonably withheld), any Borrower may make other Restricted Payments not otherwise described in this Section 7.06 to any Person that owns an Equity Interest or capital stock in Borrower.

7.07. Change in Nature of Business. Engage in any line of business other than: 1) retail supply of electricity or natural gas in restructured markets; 2) the sale or marketing of services such as home warranties and the like; or 3) the sale or marketing of products intended to generate energy (such as solar panels) or improve energy efficiency (such as “smart” thermostats).

7.08. Transactions with Affiliates. Enter into any transaction of any kind with any Affiliate, whether or not in the ordinary course of business, other than on fair and reasonable terms substantially as favorable to the applicable Borrower as would be obtainable by such Borrower at the time in a comparable arm’s length transaction with a Person other than an Affiliate, provided that the foregoing restriction shall not apply to (a) transactions between or among Borrowers and/or any Subsidiary that has become a co-Borrower under Section 6.12, and (b) customary compensation and indemnification paid to officers, directors and employees, and (c) transactions under the Management Services Agreement as in effect as of the date hereof.

7.09. Burdensome Agreements. Enter into any Contractual Obligation (other than this Agreement or any other Loan Document) that (a) limits the ability (i) of any Subsidiary to make Restricted Payments to any Borrower, or to otherwise transfer property to any Borrower, (ii) of any Subsidiary to Guarantee the Indebtedness of any Borrower or (iii) of Borrower or any Subsidiary to create, incur, assume or suffer to exist Liens on property of such Person; provided, however, that this clause (iii) shall not prohibit any negative pledge incurred or provided in favor of any holder of a Lien permitted under Sections 7.01, solely to the extent any such negative pledge relates to the property that is the subject of such Lien; or (b) requires the grant of a Lien to secure an obligation of such Person if a Lien is granted to secure another obligation of such Person; provided, however, that this Section 7.09 shall not prohibit any such limitations or requirements that are binding on a Person at the time such Person first became a Subsidiary, so long as all such limitations and requirements were not entered into in contemplation of such Person becoming a Subsidiary, together with any replacement agreement thereof so long as the terms thereof are not materially less favorable to such Subsidiary.

7.10. Use of Proceeds. Use the proceeds of any Borrowing, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry margin stock (within the meaning of Regulation U of the FRB) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose in a manner which violates, or would be inconsistent with, Regulation U of the FRB.

7.11. Reserved.

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7.12. Sanctions. Directly or indirectly, use the proceeds of any Borrowing, or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other individual or entity, to fund any activities of or business with any individual or entity, or in any Designated Jurisdiction, that, at the time of such funding, is the subject of Sanctions, or in any other manner that will result in a violation by any individual or entity participating in the transaction of Sanctions.

7.13. Third Party Arrangement. Enter into any contract or agreement with any third party for any servicing or cross-selling arrangements with such third party (other than approved EDI providers), without Lender’s prior written consent thereto, or arrangements related to the description in Section 7.07.

ARTICLE VIII. EVENTS OF DEFAULT AND REMEDIES; ADJUSTMENTS TO THE BORROWING BASE

8.01. Events of Default. Any of the following shall constitute an Event of Default:

(a) Non-Payment. Any Borrower or any other Loan Party fails to pay (i) when and as required to be paid herein, any regularly scheduled installment of principal or interest on any Loan, or (ii) within five (5) days after the same becomes due, any other amount payable hereunder or under any other Loan Document; or

(b) Specific Covenants. Any Borrower fails to perform or observe or cause any of its Subsidiaries (as applicable) to observe or perform, any term, covenant or agreement contained in any of Section 6.01, 6.02(a), 6.02(e), 6.04(a), 6.07, 6.09, 6.10, 6.11, 6.12, 6.13, 6.14, 6.18, or Article VII; or

(c) Other Defaults. Any Loan Party fails to perform or observe any other covenant or agreement (not specified in subsection (a), (b) or (o) of this Section 8.01) contained in any Loan Document on its part to be performed or observed and such failure continues for 30 days after the earlier of (i) knowledge by any Responsible Officer of any Borrower, or (ii) receipt by any Borrower of written notice thereof from Lender; or

(d) Representations and Warranties. (i) Any representation or warranty made or deemed made by or on behalf of any Borrower or any other Loan Party herein or in any other Loan Document, shall be incorrect or misleading in any material respect (or, in the case of any such other representation or warranty qualified by materiality, Material Adverse Effect or any similar concept, shall be incorrect or misleading in any respect) when made or deemed made; or

(e) Cross-Default. (i) any Borrower (A) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness or Guarantee (other than Indebtedness hereunder and Indebtedness under Swap Contracts) having an aggregate principal amount (including undrawn committed or available amounts) of more than $25,000, or (B) fails to observe or perform any other agreement or condition relating to any such Indebtedness or Guarantee described in clause (A) or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness or the beneficiary or beneficiaries of such Guarantee (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased, prepaid (other than mandatory prepayments not due to a default thereunder), defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay (other than mandatory prepayments not due to a default thereunder), defease or redeem such Indebtedness to be made, prior to its stated maturity, or such Guarantee to become payable or cash collateral in respect thereof to be demanded (but excluding pursuant to due-on-sale clauses of which are not subject to or triggered by a breach or default); or (ii) there occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract) resulting from (A) any event of default under such Swap Contract as to which any Borrower or any of its Subsidiaries is the Defaulting Party (as defined in such Swap Contract) or (B) any Termination Event (as so defined) under such Swap Contract as to which any Borrower or any of its Subsidiaries is an Affected Party (as so defined) and, in either event, the Swap Termination Value owed by such Borrower or such Subsidiary as a result thereof is greater than $25,000; or

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(f) Insolvency Proceedings, Etc. Any Loan Party or any of their respective Subsidiaries institutes or consents to the institution of any proceeding for the bankruptcy, winding-up, dissolution, administration, insolvency, reorganization of or for any freeze order, moratorium or other similar proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for 60 calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for 60 calendar days, or an order for relief is entered in any such proceeding; or

(g) Inability to Pay Debts; Attachment. (i) any Borrower or any Subsidiary becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Person and is not released, vacated or fully bonded within 30 days after its issue or levy; or

(h) Judgments. There is entered against any Borrower or any Subsidiary (i) one or more final and unappealable judgments or orders for the payment of money in an aggregate amount (as to all such judgments or orders) exceeding $100,000 (to the extent not covered by independent third-party insurance as to which the insurer does not dispute coverage, other than a customary reservation of rights letter), or (ii) any one or more non-monetary final judgments that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case, (A) enforcement proceedings are commenced by any creditor upon such judgment or order, or (B) in the case of a monetary judgment, such judgment remains unpaid there is a period of 45 consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; or

(i) ERISA. (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of any Borrower under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC that could be reasonably likely to result in a Material Adverse Effect, or (ii) any Borrower or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount that could be reasonably likely to result in a Material Adverse Effect; or

(j) Invalidity of Loan Documents. Any material provision of any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or upon the Facility Termination Date, ceases to be in full force and effect; or any Loan Party or any other Person contests in any manner the validity or enforceability of any material provision of any Loan Document; or any Loan Party denies that it has any or further liability or obligation under any Loan Document, or purports to revoke, terminate or rescind any material provision of any Loan Document; or

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(k) Default Under Other Loan Documents. If any default occurs and is continuing (after giving effect to all applicable grace or cure periods, if any) under any other Loan Document; or

(l) Collateral Impairment. If at any time Lender shall cease to have a valid and perfected first-priority Lien on any of the Collateral, or any Lien in favor of Lender in any of the Collateral is otherwise impaired; or

(m) Change of Control. There occurs any Change of Control; or

(n) Unlawfulness of Loan Documents. This Agreement or any Loan Document or the performance hereof or thereof shall at any time and for any reason be declared by a court of competent jurisdiction to be, or pursuant to any applicable Law shall be, unlawful; or

(o) EDI Reporting; Access. (i) Lender is unable to obtain the information from any EDI provider as required under Section 6.15, whether due to (A) any willful act or intentional omission of Borrower or (B) any other failure of Borrower or the EDI provider to provide Lender access to obtain such information, and such failure remains uncured for a period of two (2) Business Days, (ii) Borrower intentionally misstates any information reported in any Borrowing Base Certificate or any financial report required to be delivered under Section 6.01, or (iii) any EDI provider becomes the subject of any proceeding under a Debtor Relief Law; or

(p) Default Under Material Contract; Material Adverse Effect. Any Borrower is in default (and such default is not waived or cured within the applicable grace or cure period provided thereunder) under any Material Contract, or any such agreement is modified or interpreted in a manner which could reasonably be expected to result in a Material Adverse Effect; or

(q) Compliance with Third Party Regulations and Requirements. Any Borrower fails to meet the obligations of any Governmental Authority, ISO, Utility Obligor or any other third party, which failure could reasonably be expected to result in a Material Adverse Effect; or

(r) Any Responsible Officer or other senior officer of any Borrower is the subject of a criminal indictment.

8.02. Remedies Upon Event of Default. If any Event of Default occurs and is continuing, Lender may take any or all of the following actions:

(a) declare the Commitment to be terminated;

(b) declare the unpaid principal amount of all outstanding Revolving Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrowers; provided, however, that upon the occurrence of an actual or deemed entry of an order for relief with respect to any Borrower or any Subsidiary that has become a co-Borrower pursuant to Section 6.12 under the Bankruptcy Code of the United States, the obligation of Lender to make Revolving Loans shall automatically terminate, the unpaid principal amount of all outstanding Revolving Loans and all interest and other amounts as aforesaid shall automatically become due and payable without further act of Lender;

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(c) exercise all rights and remedies available to it under the Loan Documents, at law or in equity; and

(d) upon the occurrence of any Event of Default under Section 8.01(q), Lender may take any and all actions necessary to cure the applicable Borrower’s default or satisfy the applicable Borrower’s obligations with respect to such Governmental Authority, ISO, Utility Obligor or other third party, and each Borrower hereby appoints Lender as such Borrower’s attorney-in-fact for the limited purpose of performing such cure or satisfying such obligation (which appointment is coupled with an interest and is irrevocable). All amounts advanced or incurred by Lender under this Section 8.02(d) shall be additional Obligations owing by the Borrowers to Lender, upon demand.

8.03. Application of Funds. After the exercise of remedies provided for in Section 8.02 (or after the Revolving Loans have automatically become immediately due and payable as set forth in the proviso to Section 8.02), any amounts received on account of the Obligations shall be applied by Lender in such order as Lender may determine in its sole and absolute discretion.

8.04. Adjustments to the Borrowing Base. Lender may reduce or make other adjustments to the advance rates used to determine the Borrowing Base (a) in its sole discretion after the occurrence and during the existence of a Default or an Event of Default, (b) in its sole discretion if the Variation for any Borrower for any applicable period exceeds (i) fifteen percent (15%) with respect to the conversion of Billed Receivables to Unbilled Receivables or (ii) two percent (2%) with respect to the collection of Accounts giving rise to Billed Receivables, and (c) as Lender otherwise determines in its exercise of prudent business judgment and standards of commercial reasonableness.

ARTICLE IX. CROSS-GUARANTY

9.01. The Cross-Guaranty. In order to induce Lender to enter into this Agreement and to make the Revolving Loans hereunder and in recognition of the direct benefits to be received by each Borrower from the Loan hereunder and from the other Loan Documents, each Borrower hereby unconditionally and irrevocably, jointly and severally, guarantees as primary obligor and not merely as surety (each Borrower, in such capacity, a “Cross-Guarantor” and collectively, the “Cross-Guarantors” for purposes of this Article IX) the full and prompt payment when due, whether upon maturity, by acceleration or otherwise, of any and all Obligations of each other Borrower to Lender under this Agreement, the Note or any other Loan Document. If any or all of the indebtedness of any Borrower to Lender becomes due and payable hereunder or under the Note or any other Loan Documents, each Cross-Guarantor unconditionally promises to pay such indebtedness to Lender, or order, ON DEMAND, together with any and all reasonable expenses which may be incurred by or on behalf of the Lender in collecting any of the indebtedness, including, without limitation, such expenses described in Section 10.04. The word “indebtedness” is used in this Article IX in its most comprehensive sense and includes any and all Obligations of any Borrower arising in connection with this Agreement, the Note or any of the other Loan Documents in each case, heretofore, now or hereafter made, incurred or created, whether voluntarily, involuntarily, absolute or contingent, liquidated or unliquidated, determined or undetermined, whether or not such indebtedness is from time to time reduced, or extinguished and thereafter increased or incurred, whether any Borrower may be liable individually or jointly with others, whether or not recovery upon such indebtedness may be or hereafter becomes barred by any statute of limitations, and whether or not such indebtedness may be or hereafter becomes unenforceable. Notwithstanding any provision to the contrary contained herein or in any of the other Loan Documents, to the extent the obligations of any Cross-Guarantor shall be adjudicated to be invalid or unenforceable for any reason (including, without limitation, because of any applicable state or federal law relating to fraudulent conveyances or transfers) then the obligations of such Cross-Guarantor hereunder shall be enforced to the maximum amount that is permissible under applicable law (whether federal or state, and including, without limitation, any Debtor Relief Laws).

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9.02. Bankruptcy. Each Cross-Guarantor unconditionally and irrevocably guarantees, jointly and severally, the payment of any and all Obligations of the Borrowers to the Lender under this Agreement, the Note and any other Loan Document whether or not due or payable upon the occurrence of any of the events specified in Sections 8.01(f) or (g), and unconditionally promises to pay such Obligations to Lender, or order, ON DEMAND, in lawful money of the United States. Each Cross-Guarantor further agrees that to the extent that any Borrower shall make a payment or a transfer of an interest in any property to Lender, which payment or transfer or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, or otherwise is avoided, and /or required to be repaid to any Borrower, the estate of any Borrower, a trustee, receiver or any other party under any Debtor Relief Law, state or federal law, common law or equitable cause, then to the extent of such avoidance or repayment, the Obligation or part thereof intended to be satisfied shall be revived and continued in full force and effect as if said payment had not been made.

9.03. Nature of Liability. The liability of each Cross-Guarantor hereunder is exclusive and independent of any security for or other guaranty of the indebtedness of any Borrower whether executed by such Cross-Guarantor, any other guarantor or by any other party, and such Cross-Guarantor’s liability hereunder shall not be affected or impaired by (a) any direction as to the application of payment by any Borrower or by any other party, or (b) any other continuing or other guaranty, undertaking or maximum liability of a guarantor or of any other party as to the indebtedness of any Borrower, or (c) any payment on or reduction of any such other guaranty or undertaking, or (d) any dissolution, termination or increase, decrease or change in personnel by any Borrower, or (e) any payment made to Lender on the Obligations which Lender repays to any Borrower pursuant to a court order in any Bankruptcy, reorganization, arrangement, moratorium or other debtor relief proceeding, and each Cross-Guarantor waives any right to the deferral or modification of its obligations hereunder by reason of any such proceeding.

9.04. Independent Obligation. The obligations of each Cross-Guarantor hereunder are independent of the obligations of each Borrower, and a separate action or actions may be brought and prosecuted against each Cross-Guarantor whether or not action is brought against any Borrower and whether or not any Borrower is joined in any such action or actions.

9.05. Authorization. Each Cross-Guarantor authorizes Lender, without notice or demand (except as shall be required by applicable statute and cannot be waived), and without affecting or impairing its liability hereunder, from time to time to (a) renew, compromise, extend, increase, accelerate or otherwise change the time or manner of payment of, or otherwise change the terms of the indebtedness or any part thereof in accordance with this Agreement, including any increase or decrease of the rate of interest thereon, (b) take and hold security from each Cross-Guarantor or any other party for the payment of this Cross-Guaranty or the Obligations and exchange, enforce, waive and release any such security, (c) apply such security and direct the order or manner of sale thereof as Lender in its sole and absolute discretion may determine and (d) release or substitute any one or more endorsers, guarantors, any Borrower or other obligors or any security for the Obligations.

9.06. Reliance. It is not necessary for Lender to inquire into the capacity or powers of any Borrower or the officers, director, partners or agents acting or purporting to act on its behalf, and any indebtedness made or created in reliance upon the professed exercise of such powers shall be guaranteed hereunder.

9.07. Waiver; Subrogation.

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(a) Each Cross-Guarantor waives any right (except as shall be required by applicable statute and cannot be waived) to require Lender to (i) proceed against any Borrower or any other party, (ii) proceed against or exhaust any security held from any Borrower or any other party or (iii) pursue any other remedy in Lender’s power whatsoever. Each Cross-Guarantor waives any defense based on or arising out of any defense of any Borrower or any other party other than payment in full of the indebtedness, including, without limitation, any defense based on or arising out of the disability of any Borrower or any other party, or the unenforceability of the Obligations or any part thereof from any cause, or the cessation from any cause of the liability of any Borrower other than payment in full of the indebtedness. Lender may, at its election, foreclose on any security held by it by one or more judicial or non-judicial sales, whether or not every aspect of any such sale is commercially reasonable (to the extent such sale is permitted by applicable law), or exercise any other right or remedy the Lender may have against any Borrower or any other party, or any security, without affecting or impairing in any way the liability of any Cross-Guarantor hereunder except to the extent the indebtedness has been paid. Each Cross-Guarantor waives any defense arising out of any such election by Lender, even though such election operates to impair or extinguish any right of reimbursement or subrogation or other right or remedy of such Cross-Guarantor against any Borrower or any other party or any security.

(b) Each Cross-Guarantor waives all presentments, demands for performance, protests and notices, including, without limitation, notices of nonperformance, notice of protest, notices of dishonor, notices of acceptance of this Cross-Guaranty, and notices of the existence, creation or incurring of new or additional indebtedness. Each Cross-Guarantor assumes all responsibility for being and keeping itself informed of each Borrower’s financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the indebtedness and the nature, scope and extent of the risks which such Cross-Guarantor assumes and incurs hereunder, and agrees that Lender shall have no duty to advise such Cross-Guarantor of information known to it regarding such circumstances or risks.

(c) Each Cross-Guarantor hereby agrees that it will not exercise any rights of subrogation that it may at any time have as a result of this Cross-Guaranty, or otherwise (whether contractual, under Section 509 of the U.S. Bankruptcy Code, or otherwise) to the claims of Lender against any Borrower, and all contractual, statutory or common law rights of reimbursement, contribution or indemnity from any other party which it may at any time otherwise have as a result of this Cross-Guaranty until such time as the Revolving Loans and all other Obligations hereunder and under each Loan Document shall have been fully paid and performed and Lender’s commitment to make Revolving Loans hereunder has been terminated. Each Cross-Guarantor hereby further agrees not to exercise any right to enforce any other remedy which Lender now has or may hereafter have against any other party, any endorser or any other guarantor of all or any part of the indebtedness of any Borrower and any benefit of, and any right to participate in, any security or collateral given to of for the benefit of Lender to secure payment of the Obligations of any Borrower until such time as the Revolving Loans and all other Obligations are paid in full, Lenders commitment to make Revolving Loans hereunder is terminated and all other Obligations hereunder and under the other Loan Documents are performed in full.

(d) Any and all present and future debts and obligations of each Borrower to any Cross-Guarantor is hereby postponed in favor of, and subordinated until the payment and performance of, any and all present and future debts and obligations of each Borrower to Lender, including, without limitation, all of the Obligations under this Agreement, the Note and the other Loan Documents.

9.08. Books and Records. The Lender’s books and records showing the accounts between Lender and each Borrower, respectively, shall be admissible in evidence in an action or proceeding and shall be binding upon each Cross-Guarantor for the purpose of establishing the items therein set forth and shall constitute prima facie proof thereof.

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ARTICLE X. MISCELLANEOUS

10.01. Amendments, Etc. No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by any Borrower or any other Loan Party therefrom, shall be effective unless in writing signed by Lender and the Borrowers or the applicable Loan Party, as the case may be, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

10.02. Notices; Effectiveness; Electronic Communication.

(a) Notices Generally. Except as provided in subsection (b) below, all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile to the address, facsimile number or electronic mail address specified for such Person on Schedule 10.02. Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices and other communications delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).

(b) Electronic Communications. Notices and other communications to Lender hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by Lender, provided that approval of such procedures may be limited to particular notices or communications. Unless Lender otherwise prescribes, notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); provided that, if such email is not sent during the normal business hours of the recipient, such notice, email or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.

(c) Change of Address, Etc. Each Borrower and Lender may change its address, facsimile or telephone number for notices and other communications hereunder by notice to the other parties hereto.

(d) Reliance by Lender. Lender shall be entitled to rely and act upon any notices (including electronic Committed Loan Notices) purportedly given by or on behalf of any Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. Each Borrower shall indemnify Lender and the Related Parties of Lender from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of any Borrower. All telephonic notices to and other telephonic communications with Lender may be recorded by Lender, and each of the parties hereto hereby consents to such recording.

10.03. No Waiver; Cumulative Remedies; Enforcement. No failure by Lender to exercise, and no delay by Lender in exercising, any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided, and provided under each other Loan Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

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10.04. Expenses; Indemnity; Damage Waiver.

(a) Costs and Expenses. The Borrowers shall, jointly and severally, pay (i) all reasonable out-of-pocket expenses incurred by Lender (including the reasonable fees, charges and disbursements of counsel for Lender), in connection with the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated) and (ii) all out-of-pocket expenses incurred by Lender (including the fees, charges and disbursements of any counsel for Lender), in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Revolving Loans made hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Revolving Loans.

(b) Indemnification by the Borrowers. The Borrowers shall, jointly and severally, indemnify Lender and each Related Party of Lender (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the reasonable fees, charges and disbursements of any counsel for any Indemnitee), incurred by any Indemnitee or asserted against any Indemnitee by any Person (including any Borrower or any other Loan Party) other than such Indemnitee and its Related Parties arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder, the consummation of the transactions contemplated hereby or thereby, (ii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by any Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to any Borrower or any of its Subsidiaries, or (iii) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by any Borrower or any other Loan Party, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by any Borrower or any other Loan Party against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if such Borrower or such Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction. Without limiting the provisions of Section 3.01(c), this Section 10.4(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

(c) Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable law, no Borrower shall assert, and each Borrower hereby waives, and acknowledges that no other Person shall have, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof.

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(d) Payments. All amounts due under this Section shall be payable not later than ten (10) Business Days after demand therefor.

(e) Survival. The agreements in this Section shall survive the Facility Termination Date.

10.05. Payments Set Aside. To the extent that any payment by or on behalf of any Borrower is made to Lender, or Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred.

10.06. Successors and Assigns.

(a) Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither any Borrower nor any other Loan Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of Lender. Lender may, without the consent of any Borrower (however, Borrower at no time shall be responsible for any fees or expenses of Lender related to any such assignment), assign or otherwise transfer all or any of its rights or obligations hereunder.

(b) Participations. Lender may at any time, without the consent of, or notice to any Borrower (however, Borrower at no time shall be responsible for any fees or expenses of Lender related to the sale of any such participation), sell participations to any Person (each, a “Participant”) in all or a portion of Lender’s rights and/or obligations under this Agreement and the other Loan Documents (including, without limitation, all or any portion of its Commitment and/or the Revolving Loans).

(c) Certain Pledges. Lender or any assignee thereof may at any time, without the consent of or notice to, any Borrower, pledge or assign a security interest in all or any portion of its rights under this Agreement or any of the other Loan Documents (including, without limitation, under the Note).

10.07. Treatment of Certain Information; Confidentiality. Lender agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent required or requested by any regulatory authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights and obligations under this Agreement or (ii) any actual or prospective party (or its Related Parties) to any swap, derivative or other transaction under which payments are to be made by reference to any Borrower and its obligations, this Agreement or payments hereunder, (g) with the consent of the applicable Borrower or (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to Lender or any of its Affiliates on a nonconfidential basis from a source other than a Borrower. For purposes of this Section, “Information” means all information received from any Borrower or any Subsidiary relating to any Borrower or any Subsidiary or any of their respective businesses, other than any such information that is available to Lender on a nonconfidential basis prior to disclosure by such Borrower or such Subsidiary. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

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10.08. Right of Setoff. If an Event of Default shall have occurred and be continuing, Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by Lender or any such Affiliate to or for the credit or the account of any Borrower against any and all of the obligations of any Borrower now or hereafter existing under this Agreement or any other Loan Document to Lender or such Affiliate, irrespective of whether or not Lender or such Affiliate shall have made any demand under this Agreement or any other Loan Document and although such obligations of such Borrower may be contingent or unmatured or are owed to a branch, office or Affiliate of Lender different from the branch, office or Affiliate holding such deposit or obligated on such indebtedness. The rights of Lender and its Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that Lender or its Affiliates may have. Lender agrees to notify the applicable Borrowers promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.

10.09. Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Revolving Loans in such order as Lender determines in its sole discretion, or, if it exceeds such unpaid principal, refunded to the Borrowers. In determining whether the interest contracted for, charged, or received by Lender exceeds the Maximum Rate, such Lender may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations under the Loan Documents.

10.10. Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. This Agreement shall become effective when it shall have been executed by Lender and each Borrower and when Lender shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic imaging means (e.g. “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart of this Agreement.

10.11. Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by Lender, regardless of any investigation made by Lender or on its behalf and notwithstanding that Lender may have had notice or knowledge of any Default at the time of any Borrowing, and shall continue in full force and effect until the Facility Termination Date.

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10.12. Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

10.13. Governing Law; Jurisdiction; Etc.

(a) GOVERNING LAW. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS AND ANY CLAIMS, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT (EXCEPT, AS TO ANY OTHER LOAN DOCUMENT, AS EXPRESSLY SET FORTH THEREIN) AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO ITS CONFLICTS OF LAW PRINCIPLES.

(b) SUBMISSION TO JURISDICTION. EACH BORROWER IRREVOCABLY AND UNCONDITIONALLY AGREES THAT IT WILL NOT COMMENCE ANY ACTION, LITIGATION OR PROCEEDING OF ANY KIND OR DESCRIPTION, WHETHER IN LAW OR EQUITY, WHETHER IN CONTRACT OR IN TORT OR OTHERWISE, AGAINST LENDER, OR ANY RELATED PARTY OF LENDER IN ANY WAY RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS RELATING HERETO OR THERETO, IN ANY FORUM OTHER THAN THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE JURISDICTION OF SUCH COURTS AND AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION, LITIGATION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION, LITIGATION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST ANY BORROWER OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c) WAIVER OF VENUE. EACH BORROWER IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

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(d) SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 10.02. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

10.14. Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

10.15. No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), each Borrower acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (i) (A) the services provided by Lender hereunder are arm’s-length commercial transactions between such Borrower, on the one hand, and Lender, on the other hand, (B) such Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) such Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) Lender is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for any Borrower or any of their respective Affiliates, or any other Person and (B) Lender does not have any obligation to any Borrower or any of their Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) Lender and its Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrowers and their Affiliates, and Lender does not have any obligation to disclose any of such interests to any Borrower or any of their Affiliates. To the fullest extent permitted by law, each Borrower hereby waives and releases any claims that it may have against Lender with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

10.16. USA PATRIOT Act. Lender hereby notifies each Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies each Borrower, which information includes the name and address of each Borrower and other information that will allow Lender to identify each Borrower in accordance with the Act. Each Borrower shall, promptly following a request by Lender, provide all documentation and other information that Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Act.

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10.17. Termination of Loan Documents. This Agreement and the other Loan Documents shall terminate upon the Facility Termination Date.

[Signature pages follow.]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

RETAIL ENERGY HOLDINGS L.L.C., as a Borrower

By:	/s/ Timothy S. Krieger
Name:	Timothy S. Krieger
Title:	President and Chief Executive Officer

TOWN SQUARE ENERGY, LLC, as a Borrower

By:	/s/ Timothy S. Krieger
Name:	Timothy S. Krieger
Title:	Chief Executive Officer

DISCOUNT ENERGY GROUP, LLC, as a Borrower

By:	/s/ Timothy S. Krieger
Name:	Timothy S. Krieger
Title:	Chief Executive Officer

[Counterpart Signature Page to Credit Agreement]

MAPLE BANK GMBH, as Lender

By:	/s/ Linda Lai
Name:	Linda Lai
Title:	Chief Financial Officer

By:	/s/ Paul Lishman
Name:	Paul Lishman
Title:	General Manager

[Counterpart Signature Page to Credit Agreement]

EXHIBIT A

“Form of Borrowing Base Certificate”

A Form of Borrowing Base Certificate is attached hereto.

Exhibit A – Page 1

Exhibit A – Page 2

Exhibit A – Page 3

EXHIBIT B

“Form of Committed Loan Notice”

Loan Number:

COMMITTED LOAN NOTICE
(Revolving Loan)

Date: _________________

To:	Maple Bank

Ladies and Gentlemen:

Reference is made to that certain Credit Agreement dated as of October __, 2014 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement”) among RETAIL ENERGY HOLDINGS L.L.C., a Minnesota limited liability company, TOWN SQUARE ENERGY, LLC, a Delaware limited liability company and DISCOUNT ENERGY GROUP, LLC, a Delaware limited liability company (each, a “Borrower” and collectively, the “Borrowers”), and MAPLE BANK GMBH, acting through its Maple Bank Toronto Branch, as Lender. Capitalized terms used but not defined herein shall have the meaning set forth in the Agreement.

The undersigned hereby requests a Revolving Loan to be advanced by Lender on _____________, 20_____, in the principal amount of $___________________. As of the date hereof, all conditions precedent to the making of the borrowing herein requested, as set forth in the Agreement, have been satisfied.

Attached hereto are (i) a completed Borrowing Base Certificate, duly executed by a Responsible Officer of Borrower that is a party to the Validity Guaranty, (ii) [other supporting documentation, if specifically requested by Maple Bank].

BORROWER REPRESENTATIVE:

RETAIL ENERGY HOLDINGS L.L.C., a Minnesota limited liability company

By:
Name:
Its:

Exhibit B – Page 1

EXHIBIT C

“Form of Payment Direction Letter”

A Form of Payment Direction Letter is attached hereto.

Exhibit C – Page 1

[October 10, 2014]

[Utility Obligor]

[Utility Obligor Address]

[Utility Obligor Address]

Attn: [______________]

Re:	Payment Direction Under [Purchase of Receivables Agreement]

Dear [____________]:

In connection with that certain [Purchase of Receivables Agreement] dated [____________________] between Retail Energy Holdings L.L.C. (“REH”) and [Utility Obligor] (“___________________”), REH hereby assigns to Maple Bank GMBH, acting through its Maple Bank Toronto branch (“Maple Bank”), all of REH’s right, title and interest in and to all monies now or hereafter due to REH by [Utility Obligor] under [Utility Obligor’s] [Purchase of Receivables Agreement] dated [_____________] (“Purchase of Receivables Agreement”), with [Utility Obligor]; and REH hereby irrevocably directs and authorizes [Utility Obligor] to forward all monies due to REH related to the Purchase of Receivables Agreement or otherwise, to the following account (which account is under the exclusive control of Maple Bank):

Bank Name:
Bank Address:

Account No.:
ABA No.:
Beneficiary:

This authorization is effective commencing with the [_____________, 2014] payment due from [Utility Obligor] to REH under the Purchase of Receivables Agreement, and may only be changed or revoked with the express written consent of the duly authorized representatives of Maple Bank.

Pursuant to the agreement[s] mentioned above, this letter shall serve notice for the “assignment” of certain attributes of such agreement[s], namely, the instructions for [Utility Obligor’s] payments to REH under the Purchase of Receivables Agreement.

If there is a dispute in the future between REH and Maple Bank as to where any funds due REH should be remitted pursuant to the Purchase of Receivables Agreement, [Utility Obligor] shall continue to pay Maple Bank using the above account information (or as otherwise directed by Maple Bank) until the dispute is resolved. So long as this payment direction is followed by [Utility Obligor], REH and Maple Bank hereby agree not to initiate any legal proceedings of any nature against [Utility Obligor] relating to such payment or such dispute and agree to indemnify, defend and hold [Utility Obligor] harmless from and against any claims or liability resulting from the same (except any such claims or liability which arose due to the gross negligence or willful misconduct of [Utility Obligor]).

Exhibit C – Page 2

This letter agreement may not be amended and no provision hereof may be waived without the prior written consent of [Utility Obligor] and Maple Bank. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of New York.

Please confirm your agreement with this direction to pay by executing this letter where indicated below, and returning a copy to the undersigned at the address set forth below.

If you have any questions or concerns, please contact the undersigned at [(____) _____-_____].

Sincerely,

RETAIL ENERGY HOLDINGS L.L.C.

Signature:____________

Name:_______________

Title:________________

MAPLE BANK GMBH,
acting through its Maple Bank Toronto branch	[Utility Obligor]

Signature:__________	Signature:__________

Name:__________	Name:__________

Title:__________	Title:__________

Exhibit C – Page 3

SCHEDULE 1.01

“Utility Obligors”

REH Entity	State	Utility
TSE	CT	The Connecticut Light and Power Company
TSE	CT	The United Illuminating Company
DEG	MD	Baltimore Gas and Electric Company
DEG	MD	Delmarva Power & Light Company
DEG	NJ	Atlantic City Electric Company
DEG	NJ	Jersey Central Power & Light Company
DEG	NJ	Public Service Gas and Electric Company
DEG	OH	Duke Energy Ohio, Inc.
DEG	PA	Duquesne Light Company
DEG	PA	PECO Energy Company

Schedule 1.01 - Page 1

SCHEDULE 5.06

“Litigation”

None

Schedule 5.06 - Page 1

SCHEDULE 5.13

“Subsidiaries and Equity Interests”

Subsidiaries of Retail Energy Holdings L.L.C. (a “Borrower”)
At August 31, 2014

Company Name	Jurisdiction of Organization	Status	Tier
Town Square Energy, LLC	Delaware	Active	First
Discount Energy Group, LLC	Delaware	Active	First

Subsidiaries of Town Square Energy, LLC (a “Borrower”)
At August 31, 2014

Company Name	Jurisdiction of Organization	Status	Tier
None

Subsidiaries of Discount Energy Group, LLC (a “Borrower”)
At August 31, 2014

Company Name	Jurisdiction of Organization	Status	Tier
None

Schedule 5.13 - Page 1

SCHEDULE 7.01

“Liens”

None.

Schedule 7.01 - Page 1

SCHEDULE 7.03

“Indebtedness”

None.

Schedule 7.03 - Page 1

SCHEDULE 10.02

“Certain Addresses for Notices”

LENDER:

Maple Bank GmbH, acting through its Maple Bank Toronto Branch

79 Wellington Street West, Suite 3500

Toronto, Ontario, M5K 1K7

Attn:  General Manager Toronto Branch

With a copy to (which copy shall not constitute notice):

Holland & Knight LLP

31 West 52nd Street

New York, NY 10019

Attn:  Marc Reisler

marc.reisler@hklaw.com

and

131 S. Dearborn Street, 30th Floor

Chicago, Illinois 60603

Attn:  Joshua M. Spencer

joshua.spencer@hklaw.com

[Rest of Page Intentionally Left Blank; Borrower Notice Information on Next Page]

Schedule 10.02 – Page 1

BORROWERS:

RETAIL ENERGY HOLDINGS L.L.C.

16233 Kenyon Avenue

Suite 210

Lakeville MN 55044

Attn:  Timothy S. Krieger

Attn:  Wiley H. Sharp

tkrieger@twincitiespower.com

wsharp@twincitiespower.com

TOWN SQUARE ENERGY, LLC

16233 Kenyon Avenue

Suite 210

Lakeville MN 55044

Attn:  Timothy S. Krieger

Attn:  Wiley H. Sharp

tkrieger@twincitiespower.com

wsharp@twincitiespower.com

DISCOUNT ENERGY GROUP, LLC

16233 Kenyon Avenue

Suite 210

Lakeville MN 55044

Attn:  Timothy S. Krieger

Attn:  Wiley H. Sharp

tkrieger@twincitiespower.com

wsharp@twincitiespower.com

With a copy to (which copy shall not constitute notice):

Stinson Leonard Street LLP

150 South Fifth Street, Suite 2300

Minneapolis, MN 55331

Attn:  Mark Weitz

Mark.weitz@stinsonleonard.com

Schedule 10.02 – Page 2

Exhibit 10.2

GUARANTY

THIS GUARANTY (“Guaranty”) dated as of October 14, 2014, is made by TWIN CITIES POWER HOLDINGS, LLC, a Minnesota limited liability company, whose principal place of business is at 16233 Kenyon Avenue, Suite 210, Lakeville, Minnesota 55044 (“Guarantor”), to MAPLE BANK GMBH, acting through its Maple Bank Toronto branch (together with its successors and assigns, the “Lender”).

RECITALS

WHEREAS, pursuant to that certain Credit Agreement of even date herewith, by and among RETAIL ENERGY HOLDINGS L.L.C., a Minnesota limited liability company, TOWN SQUARE ENERGY, LLC, a Delaware limited liability company, and DISCOUNT ENERGY GROUP, LLC, a Delaware limited liability company (each, a “Borrower” and collectively, the “Borrowers”) and the Lender (as amended from time to time, the “Credit Agreement”; capitalized terms used but not defined herein shall have the meanings specified in the Credit Agreement), Lender has agreed to extend to the Borrowers a revolving line of credit in the maximum principal amount of $5,000,000.00 (the “Revolving Line of Credit”). The Revolving Line of Credit is evidenced by a promissory note of even date herewith, made payable by Borrowers to the order of Lender in the maximum principal amount of the Revolving Line of Credit (as amended, restated or replaced from time to time, the “Note”);

WHEREAS, Lender requires as a condition precedent to its obligation to make the Revolving Line of Credit to the Borrowers, that the Guarantor shall have executed and delivered this Guaranty to Lender; and

WHEREAS, Guarantor is the owner, directly or indirectly, of the Borrowers and will directly benefit from the extension of the Revolving Line of Credit to the Borrowers.

NOW, THEREFORE, in consideration of the premises, other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the agreement by the Lender to enter into the Credit Agreement and the other Loan Documents, and the benefits and advantages to be derived therefrom by the Guarantor:

1. Guaranty. The Guarantor irrevocably, unconditionally and absolutely guarantee (as primary obligor and not merely as surety) to Lender the due and punctual performance by the Borrowers (referred to as the “Obligors”) of all the Obligations, including without limitation, the Borrowers’ obligation to pay principal of and interest on the amounts from time to time advanced by Lender as a part of the Revolving Line of Credit or otherwise evidenced by the Note (collectively, the “Guaranteed Obligations”).

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2. Nature of the Guaranty.

(a) This Guaranty is a guarantee of payment and not of collection only. This Guaranty shall be irrevocable, and in all events shall be continuing, unconditional and absolute, and if any sums stated in any Loan Document to be payable by any Obligor shall not be paid promptly when due or any other obligation, covenant, term, condition or undertaking of any Obligor contained in the Loan Documents shall not be performed, complied with or observed in accordance with said Loan Document, then in each such instance upon demand of payment, performance, compliance or observance, made, in writing, by the Lender to the Guarantor, the Guarantor receiving such notice shall pay, perform, comply with or observe the same or cause the same to be paid, performed, complied with or observed strictly in accordance with the provisions hereof and the Loan Documents, regardless of (i) any Lender defenses or rights of set off or counterclaim (other than indefeasible payment and performance in full), (ii) whether the Lender shall have taken any steps to enforce its rights against any Obligor or any other Person to collect such sums, or any part thereof, (iii) any change in the status of any Guarantor as an affiliate of any Obligor, (iv) any amendment or modification to any of the obligations of any Obligor with respect to the Guaranteed Obligations or the genuineness, regularity, validity or enforceability of the Guaranteed Obligations or of any term thereof or lack of power or authority of any party to enter into the Guaranteed Obligations and (v) any other condition or contingency. The Guarantor also agrees (without duplication of amounts due and owing by the Obligors under the Loan Documents) to pay the costs and expenses of Lender collecting any sums payable hereunder from the Guarantor, or any part thereof, or of otherwise enforcing this Guaranty or the obligations of the Obligors under the Loan Documents, including fees and disbursements of counsel to Lender.

(b) This Guaranty shall remain in full force and effect until the Guaranteed Obligations shall have been irrevocably satisfied, paid and performed in full, whereupon this Guaranty shall terminate. In the event any payment made prior to, or made pursuant to an agreement made prior to, the expiration of this Guaranty by any Obligor to Lender shall be later rescinded or declared void by reason of any law, this Guaranty shall be reinstated in full force and effect with respect to and to the extent of such payment and the liability of the Guarantor hereunder shall be computed as if such moneys had never been paid. The provisions of this clause (b) shall survive any termination of this Guaranty.

(c) All amounts payable by the Guarantor hereunder shall be paid promptly upon demand by the Lender, free and clear of, and without deduction or withholding for or on account of, any and all Taxes, monetary transfer fees or other amounts, except (in the case of Taxes) to the extent that deduction or withholding of any Tax is required by applicable Law. If any Guarantor shall be required by applicable Law to deduct or withhold any Tax or other amount from or in respect of any sum payable hereunder to or for the benefit of the Lender, such Guarantor (i) shall pay to the Lender on an after-Tax basis such additional amount as shall be necessary to enable the Lender to receive, after such withholding (including any withholding with respect to such additional amount), the amount it would have received if such withholding had not been made, (ii) shall pay or cause to be paid to the relevant Tax authority the full amount required to be withheld in accordance with applicable Law, (iii) shall prepare and file in a timely and proper manner all reports and other documents required by applicable Law to filed with respect to any Tax withheld by such Guarantor, and (iv) shall deliver to the Lender a copy of such document to the Lender together with documentary evidence satisfactory to the Lender of such Guarantor’s proper and timely payment of such Tax.

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3. Waiver. The Guarantor hereby unconditionally (a) waives any requirement that Lender first make demand upon, or seek to enforce remedies against, the Obligors (or any one or more of them) or any other Person or property of any Obligor or such other Person before demanding payment from, or seeking to enforce this Guaranty against the Guarantor, (b) covenants that this Guaranty will not be discharged except by complete satisfaction of all Guaranteed Obligations, (c) agrees that this Guaranty shall remain in full force and effect without regard to, and shall not be affected or impaired by, any invalidity, illegality, irregularity or unenforceability in whole or in part of any Loan Document, or any limitation of the liability of any Obligor or any Guarantor thereunder, or any limitation on the method or terms of payment thereunder which may now or hereafter be caused or imposed in any manner whatsoever, (d) waives diligence, presentment and protest with respect to the payment of any amount at any time payable under or in connection with any Loan Document, and (e) agree that each and every right, power and remedy given under this Guaranty or any other Loan Document shall be cumulative and not exclusive, and be in addition to all other rights, powers and remedies now or hereafter granted or otherwise existing but without duplication of recovery.

4. Waiver of Subrogation. Upon making any payment under this Guaranty, the Guarantor shall be subrogated to the rights of the payee against the Obligors with respect to such payment, provided that the Guarantor’s right of subrogation shall be subordinate to the rights of the Lender, and the Guarantor covenants and agrees that it shall not enforce any payment by way of subrogation until all Guaranteed Obligations have been indefeasibly paid and performed in full and all obligations of the Guarantor hereunder have been performed in full. If any amounts are paid to the Guarantor in violation of the foregoing limitation, then such amounts shall be held in trust for the benefit of the Lender and shall forthwith be paid to the Lender to reduce the amount of Guaranteed Obligations, whether matured or unmatured.

5. Loan Documents. The obligations, undertakings and conditions to be performed or observed by the Guarantor under this Guaranty shall not be affected or impaired by reason of the happening from time to time of any of the following with respect to any Loan Document, all of which may occur without notice to, or the further consent of, the Guarantor:

(a) the waiver by Lender, any Obligor or any other Person of the observance or performance by any Obligor, of any of the obligations, undertakings or conditions contained in any Loan Document;

(b) the extension, in whole or in part, of the time for payment of any amount owing or payable under any Loan Document of any other sums or obligations under or arising out of or on account of any Loan Document;

(c) the supplementing, modification or amendment (whether material or otherwise) of any of the obligations of any Obligor under any Loan Document;

(d) any failure, omission, delay or lack on the part of Lender, any Obligor, or any other Person, to enforce, assert or exercise any right, power or remedy conferred on Lender, any Obligor or any other Person in any Loan Document or any action on the part of Lender, any Obligor or any other Person granting an indulgence or extension in any form;

(e) the release or discharge of any Obligor or any other Person from the performance or observance of any obligation, undertaking or condition to be performed by any Obligor or any other Person under any Loan Document by operation of Law;

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(f) any action, inaction or election of remedies by Lender, any Obligor or any other Person which results in any impairment or destruction of any subrogation rights of any Guarantor, to proceed against any other Person for reimbursement;

(g) the surrender by Lender, any Obligor or any other Person of any security at any time held for the performance or observance of any of the agreements, covenants, terms or conditions contained in any Loan Document;

(h) any event or circumstance which might otherwise constitute a legal or equitable discharge or defense of a guarantor, indemnitor or surety under the laws of the State of New York or any other jurisdiction (other than indefeasible payment and performance in full);

(i) any other circumstances whatsoever (with or without notice to or knowledge of any Guarantor) which constitute, or might be construed to constitute, an equitable or legal discharge of any Guarantor with respect to its obligations hereunder, in bankruptcy or in any other instance, except based on payment or performance;

(j) any change in circumstances, whether or not foreseen or foreseeable, whether or not imputable to any Guarantor and whether or not such change in circumstances shall or might in any manner and to any extent vary the risk of any Guarantor hereunder;

(k) any assignment, mortgaging or grant of security interest by any Obligor or Lender of all or any part of its respective rights, title and interests in any Loan Document;

(l) (l) any consolidation or merger of any Guarantor, whether permitted under the terms of this Guaranty, any Loan Document, or otherwise, or the sale, transfer or other disposition by any Guarantor of all or substantially all of its assets and/or liabilities or any change in the ownership of any Guarantor;

(m) the voluntary or involuntary liquidation, dissolution, receivership, insolvency, bankruptcy, assignment for the benefit of creditors, reorganization, arrangement, composition or readjustment of any Guarantor or any Obligor, or any other similar proceeding affecting the status, existence, assets or obligations of any Guarantor or any Obligor or the limitation of damages for the breach of, or the disaffirmation of, this Guaranty or any Loan Document in any such proceeding;

(n) any termination, invalidity or unenforceability, for any reason, of any Loan Document, or of any provision of any thereof, or of any of the obligations thereunder, or any defect in Lender’s title to, or the mortgage or any other security interest granted in, the Collateral (as defined in the Security Agreement); or

(o) any other cause, whether similar or dissimilar to the foregoing;

it being the intention of each Guarantor that this Guaranty be irrevocable, absolute and unconditional in any and all circumstances, and that this Guaranty shall be discharged only by the indefeasible payment in full of all sums and the performance of all obligations with respect to which this Guaranty relates.

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6. Guarantor’s Representations and Warranties. The Guarantor hereby represents and warrants to Lender that the following statements are true and correct on and as of the date hereof (or such other date as may be specified):

(a) Authority. The Guarantor has the requisite capacity to enter into this Agreement and to carry out the transactions contemplated hereby;

(b) Non-Conflict. The execution and delivery by the Guarantor of this Guaranty do not require any approval or consent of any Person (except such consents as shall have been obtained and provided to Lender); and the consummation by the Guarantor of the transactions contemplated herein do not and will not conflict with, or result in a breach of any term or provision of, or constitute a default under, or result in the imposition of any Lien upon any indenture, mortgage, or other agreement or instrument to which it is a party or by which it or any of its properties, is or may be bound, or any existing applicable Law, rule or regulation, or any judgment, order or decree, of any Government Entity having jurisdiction over it or any of its properties;

(c) Legal Validity. The Guarantor has duly authorized, executed and delivered this Guaranty, and this Guaranty constitutes the Guarantor’s legal, valid and binding obligations, enforceable against the Guarantor in accordance with its terms;

(d) Consents. The Guarantor has received every consent, approval or authorization of, and has given every notice to, each Governmental Authority having jurisdiction with respect to the execution, delivery or performance of this Guaranty (including all monetary and other obligations hereunder and thereunder) that is required for it to execute and deliver this Guaranty and to perform the transactions contemplated hereby and each such consent, approval or authorization is valid and effective and has not been revoked;

(e) Litigation. There are no suits or proceedings pending or, to the knowledge of the Guarantor, threatened in any court or before any Governmental Authority, against or affecting the Guarantor which if adversely determined could reasonably be expected to have a Material Adverse Effect or a material adverse effect on the Guarantor’s ability to perform its obligations under this Guaranty;

(f) Information. The financial and other information furnished by the Guarantor in connection with this Guaranty does not contain any untrue statement or omit to state facts, the omission of which makes the statements therein, in light of the circumstances under which they were made, misleading in any material way nor omit to disclose any material matter to Lender, and all forecasts and opinions contained therein were made on reasonable grounds after due inquiry by the Guarantor;

(g) No Default. The Guarantor is not in default under any agreement to which it is a party or by which it may be bound, which default could reasonably be expected to cause a Material Adverse Effect, or which would otherwise have a material adverse effect on any Guarantor’s ability to perform its obligations hereunder; and

(h) Taxes. The Guarantor has duly filed all Tax returns that it is required by applicable Laws or by any taxing authority to file and has duly paid all Taxes stated to be due and payable in such Tax returns and in any and all notices, assessments, demands for payment or other communications issued by any taxing authority, and no taxing authority in any jurisdiction has made or proposed to make any assessment of any Tax liability, or demand for payment of any Taxes, against the Guarantor; and

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(i) Economic Benefits. The Guarantor will enjoy substantial economic and other benefits by virtue of the advances extended to the Borrowers under the Credit Agreement (and other Loan Documents);

7. Guarantor’s Covenants. So long as any of the Guarantor’s obligations under this Guaranty remain outstanding, the Guarantor covenants and agrees with Lender that it shall:

(a) not sell, assign, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets, whether now owned or hereafter acquired, without adequate provisions for the satisfaction of the Guaranteed Obligations;

(b) forthwith upon the occurrence of any default under this Guaranty, notify Lender thereof;

(c) forthwith upon becoming aware of the occurrence of any default by any Borrower under the terms of any Loan Document, notify Lender thereof; and

(d) pay or cause to be paid (i) all Taxes required by applicable Law or any taxing authority to be paid by Guarantor (whether such Taxes are imposed upon such Guarantor or upon its income and profits or upon any property belonging to it or otherwise) prior to the date on which any penalty accrues, except Taxes which are being contested in good faith and for which adequate reserves are being maintained, and (ii) all other claims against Guarantor which, if not paid, might become a Lien or charge upon its property.

8. Obligations Independent. The obligations of the Guarantor hereunder are independent of the obligations of the Obligors and a separate action may be brought and prosecuted against the Guarantor, whether or not action is brought against any Obligor and whether or not any Obligor is joined in any such action or actions and vice versa.

9. No Acceptance Required. Notice of acceptance of this Guaranty and notice of the execution and delivery of any other instrument referred to in this Guaranty are hereby waived by the Guarantor.

10. Illegality. If any provision of this Guaranty or any application thereof shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions and any other application thereof shall not in any way be affected or impaired thereby.

11. Successors and Assigns; Amendment. This Guaranty shall be binding upon the Guarantor and its successors and assigns and shall inure to the benefit of, and be enforceable by, Lender and its successors and assigns as to the obligations owed it and guaranteed hereunder. The Guarantor may not assign or otherwise transfer any of its rights or obligations under this Guaranty without the prior written consent of the Lender. This Guaranty may not be modified orally, but only by a statement in writing signed by the Lender. This Guaranty may be enforced as to any one or more defaults either separately or cumulatively.

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12. Acknowledgment of Guarantor. The Guarantor acknowledges that it has received copies of, and reviewed the terms of, the Credit Agreement and the other Loan Documents.

13. Further Assurances. The Guarantor agrees, at its expense, to promptly and duly execute and deliver to Lender such further documents and assurances and take such further actions as Lender may from time to time reasonably request in order more effectively to carry out the intent and purpose of this Guaranty and to establish and protect the rights and remedies created or intended to be created in favor of Lender.

14. GOVERNING LAW. THIS GUARANTY SHALL IN ALL RESPECTS BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE WITHOUT REGARD FOR CONFLICT OF LAW PRINCIPLES (OTHER THAN THE PROVISIONS OF SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK).

15. Submission to Jurisdiction. The Guarantor hereby irrevocably consents that any legal action or proceeding against it or any of its assets with respect to this Guaranty may be brought in any jurisdiction where Guarantor or any of its assets may be found, or in any court of the State of New York or any Federal court of the United States of America located in New York, New York, located in the Borough of Manhattan, United States of America, as Lender may elect, and by execution and delivery of this Guaranty, the Guarantor hereby irrevocably submits to and accepts with regard to any such action or proceeding, for itself and in respect of its assets, generally and unconditionally, the jurisdiction of the aforesaid courts. The Guarantor irrevocably consents to the service of process out of any of the aforementioned courts in any such action or proceeding by the mailing of copies thereof by registered or certified airmail, postage prepaid, to Guarantor at its address set forth on the signature page hereto (or otherwise in accordance with Section 16 hereof). The foregoing, however, shall not limit the rights of Lender to serve process in any other manner permitted by Law or to bring any legal action or proceeding or to obtain execution of judgment in any jurisdiction. The Guarantor further agrees that final judgment against the Guarantor in any action or proceeding in connection with this Guaranty shall be conclusive and may be enforced (unless enforcement has been stayed) in any other jurisdiction within or outside the United States of America by suit on the judgment, a certified or exemplified copy of which shall be conclusive evidence of the fact and the amount of the Guarantor’s indebtedness. The Guarantor hereby irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Guaranty brought in the State of New York, and hereby further irrevocably waives any claim that any such suit, action or proceeding brought in the State of New York has been brought in an inconvenient forum.

16. Notices. All notices provided for herein shall be in writing and shall be deemed to have been given when delivered personally, when sent by facsimile, or if deposited in the United States mail, when received. Any written notice to Lender shall be directed to Lender at its address set forth in the Credit Agreement or to such other address or facsimile number as it may designate by notice given to the Guarantors Any written notice to the Guarantor shall be directed to it at its address set forth on the signature page hereto, or to such other address or facsimile number as it may designate by written notice given to the Lender.

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17. Waiver of Trial by Jury. IN ANY ACTION OR PROCEEDING UNDER OR RELATED TO THIS GUARANTY, OR ANY AMENDMENT, INSTRUMENT, DOCUMENT OR AGREEMENT DELIVERED OR WHICH MAY IN THE FUTURE BE DELIVERED IN CONNECTION WITH THE FOREGOING, THE GUARANTOR HEREBY AGREES THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.

[Signature Page Follows]

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IN WITNESS WHEREOF, the Guarantor has caused this Guaranty to be duly executed as of the day and year first above written.

GUARANTOR:

TWIN CITIES POWER HOLDINGS, LLC, a Minnesota limited liability company

By: /s/ Timothy S. Krieger
Name: Timothy S. Krieger
Title: President and Chief Executive Officer

Address for Notices:

TWIN CITIES POWER HOLDINGS, LLC
16233 Kenyon Avenue, Suite 210
Lakeville MN 55044
Attn: Timothy Krieger & Wiley H. Sharp III

[Signature Page to Guaranty]

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